UNITED STATES

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Marriott International, Inc.

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Marriott
INTERNATIONAL

2021

Marriott
INTERNATIONAL

Proxy Statement Notice of Annual Meeting of Stockholders Friday, May 7, 2021

Letter from our Chairman and our Chief Executive Officer

LETTER FROM OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER

Dear Stockholder:

Our business has been under significant pressure since early 2020 due to the unprecedented impact of COVID-19. We had entered 2020 with a lot of momentum, but demand at our hotels dropped quickly as the virus spread around the world.

Marriott reacted swiftly to address and mitigate the impact of the pandemic on our business, and we have been pleased with the progress we have made in weathering the storm to date. While the pandemic is far from over, more and more people are getting vaccinated every day. We are currently seeing encouraging green shoots across all travel segments and are optimistic that the recovery will see notable progress in 2021.

Remembering Arne Sorenson

On February 15, 2021, Arne Sorenson, our President and CEO, unexpectedly passed away from pancreatic cancer. Arne worked at Marriott for nearly 25 years. He was a mighty tower who embraced life with zest. A visionary leader, Arne put the Company on a strong growth trajectory that included the $13 billion acquisition of Starwood Hotels & Resorts in 2016. During his tenure as CEO, Arne was tireless in driving the Company’s progress and creating opportunities for associates, growth for owners and franchisees, and results for stockholders. Known for his leadership on difficult national and global issues, Arne also steered Marriott to make significant progress on diversity, equity and inclusion, environmental sustainability and human trafficking awareness.

New Leadership

Shortly after Arne passed away, our Board appointed Anthony “Tony” Capuano as Chief Executive Officer and Stephanie Linnartz as President. Tony and Stephanie have each been with the Company for nearly 25 years. Under Tony’s and Stephanie’s leadership, we are committed to working to build on Arne’s legacy and advance the strategy in place, which is focused on recovery, expansion, providing opportunities for our associates, maintaining constructive relationships with our owners and franchisees, delivering safe and innovative experiences for our guests and customers, and creating value for our stockholders. Supporting Tony and Stephanie on this mission are our dedicated and experienced senior leadership team and our global operating committee. The committee, which was established in 2020 and includes the Company’s executive leadership team and the leaders of principal business units and functional departments, will focus on assessing competitive trends, determining strategic plans and actions, and driving performance.

2020 Summary

As COVID-19 significantly impacted world travel last year, our full year 2020 worldwide revenue per available room (RevPAR) was down 60 percent from 2019, with global occupancy at 35.5 percent for the year. In the second half of the year, however, global trends had improved meaningfully from the historic lows seen in April, led by leisure demand in drive-to destinations. Worldwide occupancy in December reached 32 percent compared to 12 percent in April. Worldwide RevPAR was down 62 percent year-over-year in December, an improvement from the 90 percent decline in April 2020 compared to April 2019.

Recovery paths have varied greatly by region. Mainland China, where there has generally been a sense that the virus is under control, has led the recovery and exemplifies the resiliency of demand. December RevPAR in Mainland China was down less than 10 percent from the same period in 2019, compared to an 87 percent year-over-year decline in February 2020.

During the year, we made tremendous progress in mitigating the impact of low levels of demand. We shored up our balance sheet and enhanced our liquidity, reduced costs both above property and at the hotel level, and adjusted many of our operating protocols, with a focus on elevating our cleanliness standards. We also halted share repurchases in February and suspended our quarterly dividend beginning in the 2020 second quarter.

Letter from our Chairman and our Chief Executive Officer

Doing Good in Every Direction

The past year has been marked by uncertainty not only from the global pandemic but also from the effects of climate change, political unrest and social injustice. We are very proud of the various ways our associates have responded to these challenges and how we have adjusted our social impact and sustainability efforts to address the urgent needs of the times. Around the globe, our hotels donated food, cleaning supplies and essential items like gloves and toiletries to frontline and medical workers, as well as local families and community groups.

Two decades ago, Marriott was one of the first companies to establish a board committee focused on advancing inclusive opportunity. We were delighted that in 2020 Marriott was recognized as the #1 company for diversity and inclusion across industries on the 2020 DiversityInc Top 50 Companies for Diversity list. As we know, success is never final, and part of our ongoing work in this space includes career development for our diverse associates, recruiting and engaging owners and franchisees who are people of color, and increasing the diversity of our supply chain.

These efforts are part of a broader sustainability and social impact plan, called Serve 360: Doing Good in Every Direction, and are designed to positively address some of the most pressing societal issues of our time, including increasing opportunity for our people and reducing our environmental footprint. We have come a long way since our humble beginning as a root beer stand in 1927. One thing that hasn’t changed is our commitment to taking care – of people and our world. As we weather our current challenges, we will continue to draw on our long history of being a force for good in our communities.

Meeting Information

We hope you can join our 2021 Annual Stockholders Meeting, on May 7, 2021, beginning at 11:00 a.m. Eastern Time. The meeting will be conducted via live audio webcast only. The virtual format provides the opportunity for full and equal participation of all stockholders regardless of location. You can attend via the Internet at www.virtualshareholdermeeting.com/MAR2021 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) or in the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of and in real-time during the meeting via the website, and we look forward to hearing from you.

While we have a lot of work ahead, we have great confidence in the strength of Marriott. We remain focused on leveraging our unrivaled portfolio of 30 brands and more than 7,600 properties, the power of Marriott Bonvoy, and the excellence of our global team of associates to recover with strength and to drive future growth. As virus containment measures continue and more vaccines are distributed, we look forward to the global recovery with optimism and we can’t wait to welcome you to our hotels.

Thank you for your continued support.

Sincerely,

J.W. “Bill” Marriott, Jr. Executive Chairman and Chairman of the Board	Tony Capuano Chief Executive Officer

Corporate Headquarters and Mailing Address    ❖    10400 Fernwood Road    ❖    Bethesda, Maryland 20817

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Friday, May 7, 2021 11:00 a.m. Eastern Time

Virtual Meeting Access:	www.virtualshareholdermeeting.com/MAR2021

How to Vote Your Shares in Advance of the Annual Meeting (see pages 66 – 71 for details)

BY TELEPHONE	VIA THE INTERNET	BY MAIL
Using the toll-free phone number listed on the proxy card or voting instruction form	Using the Internet and voting at the website listed on the proxy card or voting instruction form	Signing, dating and mailing the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope

To Our Stockholders:

The 2021 annual meeting of stockholders (“Annual Meeting” or “2021 Annual Meeting”) of Marriott International, Inc. (“we,” “us,” “our,” “Marriott,” or the “Company”) will be a virtual meeting held on May 7, 2021, beginning at 11:00 a.m. Eastern Time. Stockholders of record as of the record date may join a live audio webcast at www.virtualshareholdermeeting.com/MAR2021. At the Annual Meeting, stockholders will act on the following items:

1.	Election of each of the 13 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021;

3.	An advisory vote to approve executive compensation;

4.	Approval of proposed amendments to the Company’s Restated Certificate of Incorporation and Bylaws to remove supermajority voting standards, including by removing:

a.	The supermajority voting standard for removal of directors;

b.	The supermajority voting standards for future amendments to the Certificate of Incorporation;

c.	The requirement for a supermajority stockholder vote for future amendments to certain Bylaw provisions;

d.	The requirement for a supermajority stockholder vote for certain transactions; and

e.	The supermajority voting standard for certain business combinations;

5.	Any other matters that may properly be presented at the Annual Meeting.

Record Date: Stockholders of record at the close of business on March 12, 2021, are entitled to notice of, to attend, and vote at, the Annual Meeting.

How to Attend: Stockholders of record as of the record date may join the Annual Meeting at www.virtualshareholdermeeting.com/MAR2021 by entering the 16-digit control number that appears on your proxy card. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may join the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to join the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance by one of the methods described above. You may also vote online during the Annual Meeting by following the instructions provided on the Annual Meeting website. For more information, see pages 66-71.

Distribution Date: This proxy statement is first being made available to our stockholders on April 5, 2021.

Stockholder List: A list of stockholders of record entitled to vote at the Annual Meeting will be available electronically at www.virtualshareholdermeeting.com/MAR2021 during the Annual Meeting.

For the convenience of our stockholders, proxies may be submitted by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, stockholders may elect to receive future stockholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Andrew P.C. Wright

Secretary

April 5, 2021

2021 Proxy Statement	1

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read the entire proxy statement carefully before voting.

Voting matters and the recommendations of the Board of Directors (the “Board”)

Item		Board recommends	Reasons for recommendation	See page
1.	Election of Directors	✓ FOR	The Board and its Nominating and Corporate Governance Committee believe the 13 director nominees possess the skills, experience, and background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	7
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021	✓ FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, the Board believes retaining Ernst & Young LLP for fiscal year 2021 is in the best interests of the Company and its stockholders.	7
3.	Advisory vote to approve executive compensation	✓ FOR	The Board believes that the Company’s current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers (“NEOs”) with those of our stockholders.	8
4.	Approval of proposed amendments to the Restated Certificate of Incorporation and Bylaws to remove supermajority voting standards	✓ FOR	The Board believes that the proposed amendments address the concerns raised by the 2020 stockholder proposal that received the approval of a majority of the votes cast.	8

2021 Proxy Statement	1

Proxy Statement Summary

Our Director Nominees

See “Corporate Governance – Nominees to our Board of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name Occupation	Age*	Director since	Independent	Committee memberships
				AC	HRCC	NCGC	ISIC	TISOC	EC

J.W. Marriott, Jr. Executive Chairman and Chairman of the Board Marriott International, Inc.	89	1964	No						C

Anthony G. Capuano Chief Executive Officer, Marriott International, Inc.	55	2021	No				M		M

Deborah Marriott Harrison Global Cultural Ambassador Emeritus Marriott International, Inc.	64	2014	No				M

Frederick A. Henderson Former Chairman and Chief Executive Officer SunCoke Energy, Inc.	62	2013	Yes	C F		M

Eric Hippeau Managing Partner, Lerer Hippeau	69	2016	Yes		M			M

Lawrence W. Kellner (Lead Director) President, Emerald Creek Group, LLC	62	2002	Yes			C			M

Debra L. Lee Former Chairman and Chief Executive Officer, BET Networks	66	2004	Yes			M	C		M

Aylwin B. Lewis Former Chairman, Chief Executive Officer and President, Potbelly Corporation	66	2016	Yes	F	C

David S. Marriott President, U.S. Full Service Managed by Marriott, Marriott International, Inc.**	47	2021	No				M

Margaret M. McCarthy Former Executive Vice President, CVS Health Corporation	67	2019	Yes	M				C

George Muñoz Principal, Muñoz Investment Banking Group, LLC	70	2002	Yes	F			M

Horacio D. Rozanski President and Chief Executive Officer, Booz Allen Hamilton Inc.	53	2021	Yes		M			M

Susan C. Schwab Professor Emerita, University of Maryland School of Public Policy	66	2015	Yes		M			M

AC:	Audit Committee	C Chair	M Member	F Financial Expert and Member
HRCC:	Human Resources and Compensation Committee (f/k/a the Compensation Policy Committee)
NCGC:	Nominating and Corporate Governance Committee
ISIC:	Inclusion and Social Impact Committee (f/k/a the Committee for Excellence)
TISOC:	Technology and Information Security Oversight Committee
EC:	Executive Committee

*	Ages as of May 7, 2021
**

David S. Marriott joined the Board in March 2021 and plans to step down from his role as President, U.S. Full Service Managed by Marriott, prior to the Annual Meeting, in anticipation of assuming the position of Chairman of the Board in 2022, when J.W. Marriott, Jr. plans to transition to Chairman Emeritus.

2	Marriott International, Inc.

Proxy Statement Summary

Corporate Governance Highlights

See “Corporate Governance” for more information.

Independent Board and Board committees

• Chairman and CEO positions separate since 2012; Lead Director appointed in 2013

• Nine of 13 director nominees are independent

• All Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committee members are independent

• Annual Board and committee evaluations

• Mandatory retirement age of 72 for all directors except for J.W. Marriott, Jr.

• Robust director orientation and availability of continuing education programs for directors

• All Audit Committee members are financially literate and three out of four members are audit committee financial experts

• Our Human Resources and Compensation Committee uses an independent compensation consultant

Active stockholder engagement

During fiscal year 2020, we met with investors from 485 institutions in individual and group investor meetings and at conferences. These investors represent a significant majority of our institutional investor base.

Progressive stockholder rights

• Majority vote in uncontested director elections • Annual director elections • Market standard proxy access right for stockholders • Confidential voting policy

Commitment to Board refreshment

The Board has established a comprehensive Board refreshment process to ensure that the skills, qualifications, and diversity of perspectives on our Board are consistent with the needs of the business and that our Board reflects a balance of new and long-term perspectives. Since 2019, four new members have joined our Board, including two independent members and three new members in 2021.

Strong stockholder support on say-on-pay

At the Company’s 2020 annual meeting, stockholders again expressed substantial support for the compensation of our NEOs with almost 95% of the votes cast for approval of the “say-on-pay” advisory proposal relating to our 2019 NEO compensation.

2021 Proxy Statement	3

Proxy Statement Summary

Executive Compensation Matters

In fiscal year 2020, the Company devoted substantial attention to responding to the human and business impact of the COVID-19 pandemic while maintaining focus on our long-term strategy to drive future growth. Our NEOs showed exceptional performance in managing the Company in the face of unprecedented challenges resulting from the COVID-19 pandemic, including, but not limited to, managing the Company’s financial structure to preserve access to capital and enhance liquidity; developing innovative and enhanced cleaning protocols, technologies and approaches to customer service; mitigating the potential impact on the Company’s culture and human capital; and working closely with hotel owners and franchisees to help address their financial and operational concerns. Despite the COVID-19 pandemic, we ended 2020 with more than 498,000 rooms in our development pipeline. We were also honored in 2020 to be recognized by DiversityInc as the #1 Company for Diversity and by Fortune as one of the “Best Companies to Work For” for the 23rd consecutive year.

We did not adjust any of our annual or long-term performance goals to reflect the impact of the COVID-19 pandemic on our business. Therefore, notwithstanding the Company’s significant accomplishments in the face of the pandemic, our NEOs received zero annual incentive for 2020 and, beginning in April 2020, their base salaries were significantly reduced for the remainder of the year.

How We Tie Pay to Performance

There is a strong correlation between our executive pay and Company performance. Our executive compensation program is designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders, and its executives. With these goals in mind, the Human Resources and Compensation Committee has implemented an executive compensation program that consists of the following key components:

4	Marriott International, Inc.

Proxy Statement Summary

Majority of Compensation is Equity and At-Risk

The following charts show the percentage breakdown of our NEOs’ target total direct compensation among base salary, at-risk target annual incentive, and target annual equity compensation for 2020.

Alignment Between Company Performance and Annual Realizable Pay

The following graph shows the historical alignment between Company performance (measured as total stockholder return (“TSR”)) and the CEO’s average annual Realizable Pay (as defined below) over 3-year rolling periods.

CEO Realizable Pay and Company TSR Performance

*

Realizable Pay is the sum of salary and bonuses paid, annual incentive earned, and balances of stock awards granted over each 3-year period (including supplemental stock awards). Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of SARs, and the value of PSUs (valued assuming target performance) and RSUs granted during the 3-year period. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

2021 Proxy Statement	5

Proxy Statement Summary

Executive Compensation Best Practices

Consistent with our commitment to executive compensation best practices, the Company maintained the following NEO compensation practices for 2020:

✓ What We Do

• Executive compensation is strongly linked to the Company’s operating and financial performance and strategic business priorities

• The Human Resources and Compensation Committee reinforces its commitment to long-term performance through robust stock ownership requirements that discourage excessive risk-taking to achieve short-term returns. NEOs are subject to stock ownership requirements and must retain 50% of the net after-tax shares received under any equity awards until they satisfy this requirement

• NEOs are subject to compensation clawback requirements that can be triggered by either an accounting restatement or by improper conduct

• The Human Resources and Compensation Committee follows a rigorous process in determining NEO pay, including detailed review of multiple short- and long-term performance factors and market compensation information

• The Company emphasizes long-term pay and performance alignment by having long-term equity represent the largest component of target total direct compensation (approximately 65%-75% of total) and by having half of equity awards granted to the CEO in 2020 be three-year PSUs

• The Human Resources and Compensation Committee considers progress against diversity and inclusion metrics as part of its determination of executive compensation

• The Human Resources and Compensation Committee oversees and reviews an annual compensation risk assessment

• The Human Resources and Compensation Committee is composed solely of independent members of the Board and retains an independent compensation consultant

• We provide only “double trigger” change in control benefits

• We provide stockholders with an annual vote to approve, on a non-binding, advisory basis, the compensation of the NEOs and we regularly engage with stockholders on the Company’s compensation process and policies

✗ What We Do Not Do

• We do not have employment contracts

• We do not offer defined benefit pension plans or supplemental executive retirement plans for our NEOs

• We do not provide tax gross-ups

• We do not have executive severance plans for our NEOs

• We do not provide “single trigger” change in control benefits

• We do not reprice options or SARs without stockholder approval, nor do we buy out underwater options or SARs

• We do not allow associates, including NEOs, or directors to engage in hedging or derivative transactions related to Marriott securities

• We do not allow NEOs to hold Company stock in margin accounts or pledge such stock as collateral for loans

• We do not pay or accrue dividends or dividend equivalents on unvested or unexercised equity awards

6	Marriott International, Inc.

Items to be Voted On

ITEMS TO BE VOTED ON

Item 1 – Election of Directors

The 13 current directors listed below are standing for election at the 2021 Annual Meeting. If elected, each director will hold office for a one-year term expiring at the 2022 annual meeting of stockholders and until his or her successor is elected or appointed and qualified.

J.W. Marriott, Jr.	Lawrence W. Kellner	George Muñoz
Anthony G. Capuano	Debra L. Lee	Horacio D. Rozanski
Deborah M. Harrison	Aylwin B. Lewis	Susan C. Schwab
Frederick A. Henderson	David S. Marriott
Eric Hippeau	Margaret M. McCarthy

You can find information on the director nominees beginning on page 17.

Each of the director nominees has consented to being named in this proxy statement and to serve if elected. However, if before proxies are voted at the Annual Meeting any of the nominees should become unable to serve or will not serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Company’s Bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends that stockholders vote FOR each of the 13 director nominees.

Item 2 – Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021. Ernst & Young LLP, a registered public accounting firm, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries.

We expect that representatives of Ernst & Young LLP will join the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal year 2020 and 2019 fees beginning on page 30. Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking stockholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that

2021 Proxy Statement	7

Items to be Voted On

into consideration when determining whether to continue the firm’s engagement. Even if stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and its stockholders.

The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

Item 3 – Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution on the compensation of our NEOs, as disclosed in this proxy statement.

Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, the Board and Human Resources and Compensation Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. After consideration of the vote of stockholders at the 2017 annual meeting of stockholders and consistent with the Board’s recommendation, the Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the Annual Meeting, the next advisory vote on the compensation of our NEOs is expected to occur at our 2022 annual meeting of stockholders.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 33 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 45 through 55 which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

The Board recommends that stockholders vote FOR approval of the advisory resolution to approve executive compensation.

Item 4 – Approval of Proposed Amendments to our Restated Certificate of Incorporation and Bylaws to Remove Supermajority Voting Standards

The Certificate and Bylaws currently require the approval of the holders of 66 2/3% of the Company’s outstanding shares for certain fundamental changes to the Company’s corporate governance. This Item 4 is a result of the Board’s ongoing review of our corporate governance practices and a non-binding stockholder proposal to remove these supermajority voting requirements that received support from a majority of the votes cast at the Company’s 2020 annual meeting of stockholders. After considering corporate governance best practices for our stockholders, balancing the competing interests discussed below and taking into account last year’s stockholder vote, the Board has approved resolutions declaring it advisable to amend the Certificate and, subject to the filing and effectiveness of a certificate of amendment setting forth certain amendments to the Certificate (as described below) approved by the stockholders, the Bylaws to eliminate each voting requirement that calls for a supermajority vote and make certain related amendments (the “Proposed Amendments”). The Proposed Amendments are set forth in Items 4(a) to 4(e) below, which will be voted on separately. The vote required to approve each of the Proposed Amendments is discussed in each Item. Approval of any Item is not conditioned upon approval of the other Items.

8	Marriott International, Inc.

Items to be Voted On

Purpose and Effect of the Proposed Amendments

The Board continually evaluates the implementation of appropriate corporate governance measures. In this regard, the Board has evaluated the Company’s voting requirements in the past and has consistently determined that the retention of a supermajority vote standard for certain fundamental changes to the Company’s corporate governance was the best way to protect the interests of all stockholders. The Board believes that fundamental changes to corporate governance should have the support of a broad consensus of all stockholders. However, if the Proposed Amendments are approved, a relatively small number of stockholders holding a large amount of shares could enact significant corporate changes that benefit only a narrow group of stockholders. For example, if Item 4(e) below is implemented, certain transactions between the Company and “Interested Stockholders” (as defined in the Certificate, which include stockholders who beneficially own, and affiliates of the Company that at any time in the two years preceding such a transaction have beneficially owned, at least 25% of the voting power of the Company’s Voting Stock) could be approved by only a majority vote. In contrast, the current supermajority voting standard could encourage Interested Stockholders to negotiate transaction terms that take into account the interests of all of the Company’s stockholders and that do not sacrifice the long-term success of the Company for short-term benefits.

On the other hand, the Board is aware that certain stockholders and institutions disagree. These entities generally argue that a majority vote should be sufficient for any corporate action requiring stockholder approval, regardless of the considerations outlined above. This Item 4 reflects the Board’s determination to acknowledge, and address, that difference in perspective.

Overview of Proposed Amendments

Our Certificate currently contains supermajority voting requirements for the removal of directors with or without cause, for stockholders to amend certain articles in the Certificate, for stockholders to amend certain sections of the Bylaws, for the approval of certain transactions and for the approval of certain business combinations. Our Bylaws currently contain supermajority voting requirements for the removal of directors with or without cause and for stockholders to amend certain sections of the Bylaws. More information on the Proposed Amendments to remove the supermajority voting standards in these provisions is set forth in the descriptions of Items 4(a) through 4(e) below.

Item 4(a): Amendments to Remove the Supermajority Voting Standard for the Removal of Directors

Description of Amendment. Currently, the fourth paragraph of Article EIGHTH of the Certificate and the last sentence of Section 3.2 of Article III of the Bylaws provide that a director can be removed from office, with or without cause, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class. This Item 4(a) requests that stockholders approve an amendment to delete the supermajority voting requirement for the removal of directors in (i) the fourth paragraph of Article EIGHTH of the Certificate and (ii) subject to the filing and effectiveness of a certificate of amendment setting forth the proposed amendment to the Certificate described in clause (i), the last sentence of Section 3.2 of Article III of the Bylaws. As a result of the amendments, the voting standard set forth in the General Corporation Law of the State of Delaware (the “DGCL”) would apply to the removal of directors, which would require approval of the holders of a majority of shares outstanding and entitled to vote at an election of directors.

Vote Required to Approve. Under the Certificate and Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the amendments set forth in this Item 4(a).

Item 4(b): Amendments to Remove the Supermajority Voting Standards for Future Amendments to the Certificate Approved by Our Stockholders

Description of Amendments. Currently, the Certificate states that the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or repeal the following Articles of the Certificate:

•	the fourth paragraph of Article EIGHTH addressing removal of directors;

•

Article THIRTEENTH requiring that any stockholder action be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders, and that special meetings of stockholders of the Company be called only by the Board pursuant to a resolution approved by a majority of the entire Board;

2021 Proxy Statement	9

Items to be Voted On

•	Article FOURTEENTH authorizing the Board to make, alter, amend and repeal the Bylaws, except in certain situations (as described in Item 4(c) below); and

•	Article FIFTEENTH addressing certain business combinations (as described in Item 4(e) below).

This Item 4(b) requests that stockholders approve amendments to the Certificate to delete the last sentence in the fourth paragraph of Article EIGHTH, the last sentence in Article THIRTEENTH, the last sentence in Article FOURTEENTH and the last sentence in Article FIFTEENTH of the Certificate. As a result of such amendments, the voting standard set forth in the DGCL would apply, which would mean that future amendments to these articles in the Certificate would require approval by the holders of a majority of shares outstanding and entitled to vote thereon.

Vote Required to Approve. Under the Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the amendments set forth in this Item 4(b).

Item 4(c): Amendments to Remove the Requirement for a Supermajority Stockholder Vote for Future Amendments to Certain Bylaw Provisions

Description of Amendments. Currently, pursuant to Article FOURTEENTH of the Certificate and Section 8.1 of Article VIII of the Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required in order to alter, amend or repeal or adopt a provision inconsistent with the following provisions in the Bylaws:

•	Sections 3.1, 3.2 and 3.13 of Article III addressing annual elections, director removal and nomination of directors, respectively;

•	Article VIII, which sets forth in the Bylaws the supermajority vote requirement for the specific Bylaw amendments discussed in this Item; and

•	Article IX, which requires that any stockholder action may be effected only at a duly called annual or special meeting of stockholders.

This Item 4(c) requests that stockholders approve amendments to (i) Article FOURTEENTH of the Certificate and (ii) subject to the filing and effectiveness of a certificate of amendment setting forth the proposed amendment to the Certificate described in clause (i), Section 8.1 of Article VIII of the Bylaws, to remove the requirements that a supermajority stockholder vote approve future amendments to Sections 3.1, 3.2, and 3.13 of Article III, Article VIII and Article IX of the Bylaws. If approved, future amendments to these sections of the Bylaws could be approved either by the holders of a majority of the outstanding shares represented and entitled to vote at a meeting of stockholders called for the purpose of amending the Bylaws, or by the Board acting unilaterally.

Vote Required to Approve. Under the Certificate and the Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the Certificate and Bylaw amendments addressed in this Item 4(c).

Item 4(d): Amendment to Remove the Requirement for a Supermajority Stockholder Vote for Certain Transactions

Description of Amendment. Currently, Article TWELFTH of the Certificate states that the affirmative vote of the holders of shares representing not less than 66 2/3% of the voting power of the Company will be required for the approval of any proposal for the Company to engage in certain significant transactions, including a reorganization, merger, or consolidation with any other company, or sale, lease, or an exchange of substantially all of the assets or business of the Company. The last sentence in Article TWELFTH further states that the affirmative vote of the holders of shares representing at least 66 2/3% of the voting power of the Company is required to alter, amend or adopt any provision inconsistent with or repeal Article TWELFTH. This Item 4(d) requests that stockholders approve an amendment to delete the entire Article TWELFTH so that the default voting standard in the DGCL, if any, will apply to the transactions described above. As a result, such transactions that must be approved by stockholders pursuant to the DGCL generally would require the approval of the holders of a majority of the outstanding shares. For example, mergers and consolidations that must be approved by stockholders would require the approval of the holders of a majority of the outstanding shares entitled to vote thereon. However, consistent with the DGCL, other mergers would not require a vote of stockholders. For example, the DGCL provides that stockholders need not approve certain short-form mergers,

10	Marriott International, Inc.

Items to be Voted On

holding company reorganization mergers, certain mergers involving the issuance of less than 20% of the company’s stock and certain back-end mergers following a successful tender offer.

Vote Required to Approve. Under the Certificate, the affirmative vote of the holders of shares representing at least 66 2/3% of the voting power of the Company is required to approve the amendment set forth in this Item 4(d).

Item 4(e): Amendment to Remove the Supermajority Voting Standard for Certain Business Combinations

Description of Amendment. Currently, Article FIFTEENTH of the Certificate states that, in addition to any affirmative vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required for the approval of certain transactions with any Interested Stockholder (as defined in the Certificate, which includes any direct or indirect beneficial owner of more than 25% of the voting power of the Company’s outstanding Voting Stock). Covered transactions include any merger or consolidation, any sale or other disposition of assets of the Company having an aggregate fair market value of $15 million or more, issuance of any securities of the Company to any Interested Stockholder having an aggregate fair market value of $15 million or more, adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by the Interested Stockholder or any reclassification of securities or recapitalization of the Company or any merger or consolidation (whether or not with or into or otherwise involving the Interested Stockholder) that has the effect of increasing the proportionate share of the outstanding shares owned by the Interested Stockholder. This Item 4(e) requests that stockholders approve an amendment to replace the reference to “66 2/3%” in the business combination provision in Article FIFTEENTH with “a majority.” As a result of the amendment, as set forth in the Certificate, certain business combinations (as defined in the Certificate) with an Interested Stockholder would require approval of the holders of a majority of shares outstanding and entitled to vote at an election of directors.

Vote Required to Approve. Under the Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the amendment set forth in this Item 4(e).

Additional Information

The full text of the Proposed Amendments, in each case marked to show the proposed deletions and insertions, is set forth in Exhibit A to this Proxy Statement. The general description of provisions of our Certificate and Bylaws and the Proposed Amendments set forth herein are qualified in their entirety by reference to the text of Exhibit A. You can find a copy of our Certificate and our Bylaws in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.”

If stockholders approve any of the Proposed Amendments by the requisite vote, we will file a Certificate of Amendment that includes only those amendments that were approved by the stockholders with the Secretary of State of the State of Delaware following the Annual Meeting. The Certificate of Amendment and any corresponding Bylaw amendments that are approved will become effective upon acceptance of the filing by the Secretary of State of the State of Delaware. For any Proposed Amendment that does not receive the requisite vote, that Proposed Amendment will not be implemented and the Company’s current voting standards relating to such Proposed Amendment will remain in place.

The Board unanimously recommends that stockholders vote FOR the approval of each of the amendments set forth in each of the Items above to remove the supermajority voting standards contained in the Certificate and Bylaws.

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Corporate Governance

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, effective March 31, 2012, the Board determined that the positions of Chairman of the Board and CEO should be held by separate individuals. At that time, the Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board, and Arne M. Sorenson, at the time our President and Chief Operating Officer, to the position of President and CEO. Following Mr. Sorenson’s unexpected passing earlier this year, the Board appointed Anthony G. Capuano to the position of CEO.

In his current role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the independent Lead Director (discussed below), and the Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

As previously announced, Mr. Marriott plans to transition to the role of Chairman Emeritus in 2022. In anticipation of that event, Mr. David Marriott has joined the Board and plans to step down as an employee of the Company prior to the Annual Meeting, in anticipation of assuming the position of Chairman of the Board in 2022.

In 2013, the Board created the position of Lead Director and prescribed that the independent Chairman of our Nominating and Corporate Governance Committee would serve as the Lead Director. Lawrence W. Kellner currently serves in those positions. The Lead Director’s responsibilities include presiding at meetings of the Board at which the Chairman of the Board is not present, chairing the private sessions of the independent directors, presiding at executive sessions, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. In addition, the Lead Director reviews Board meeting agendas, coordinates the evaluation of Board and committee performance, coordinates the assessment and evaluation of Board candidates, makes recommendations for changes to the Company’s governance practices, and is available for consultation and direct communication with major stockholders. The Lead Director also is a standing member of the Board’s Executive Committee. We believe that the role played by the Lead Director provides strong, independent Board leadership.

Nine of our 13 director nominees are independent, and the Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committees are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors, the development and implementation of our corporate governance programs, and technology, information security and privacy.

We believe that our Board leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Lead Director and independent key committees, is and will continue to be effective and is the optimal structure for our Company and our stockholders.

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Corporate Governance

Board Composition and Diversity

The Company does not maintain a formal diversity policy for Board membership. However, the Board believes that the Company’s directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and should reflect the diversity of the Company’s stockholders, associates, customers, and guests, as well as the communities in which the Company operates. Thus, the Nominating and Corporate Governance Committee considers and discusses the extent to which the Board as a whole includes the appropriate mix of members that represent a diversity of background and experience, which the committee defines broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, and personal characteristics (including age, gender and race/ethnicity). The Board believes the current directors embody a diverse range of viewpoints, backgrounds and skills, including with respect to age, tenure, gender, and race/ethnicity.

2021 Proxy Statement	13

Corporate Governance

Likewise, the Board believes that committee leadership and membership should reflect the diversity of the Board, and when considering and reviewing committee assignments the Nominating and Corporate Governance Committee discusses the extent to which the regularly-meeting, standing committees include a mix of members that represent a diversity of background and experience. The Board believes the current committee leadership and membership embodies a diverse range of viewpoints, backgrounds and skills, including with respect to gender and race/ethnicity.

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Corporate Governance

Board Skills and Experience

The Board believes that having the appropriate mix of directors with complementary qualifications, expertise, and experience is essential to meeting the Board’s oversight responsibility. The matrix below summarizes some of the skills and qualifications of the nominees that we believe benefit our current business and strategy. Not being included in a category does not mean that a director lacks that qualification or skill. We continue to evaluate the matrix against our needs and strategy so that it can serve as an effective tool for identifying opportunities for improvement in the Board’s collective experience, knowledge, and abilities.

Director Skills and Qualifications
Background	2021 Nominees	Alignment with Company Strategy
Senior Executive Leadership Experience	13

Significant experience leading large organizations or enterprises, resulting in a practical understanding of organizational structure, business planning and strategy, talent development, financial oversight, risk management, and how to drive growth.

Hospitality / Travel and Consumer Focus Experience	7

Experience in the travel and hospitality industry or other industries focused on attracting and serving consumers, including experience developing strategies to grow sales and market share, build brand awareness, and enhance enterprise reputation.

Financial Expertise	6

Proficiency in finance, capital allocation, and financial reporting processes gained from experience acting as, or actively supervising, a principal financial officer, principal accounting officer, controller, public accountant or auditor, or one or more positions that involve the performance of similar functions.

Global/International	9	An understanding of, and experience working in, diverse business environments, economic conditions, cultures, and regulatory frameworks around the world.
Culture and Human Capital Management	5

Experience in a human resources or personnel role managing and developing talent, values, and culture, or in one or more positions that contribute to an understanding of how the Company manages and develops its culture and workforce.

Government, Legal and Regulatory Affairs	4	Experience working in law, government regulations, and public policy.
Technology and Information Security	3	Knowledge of technological trends, innovation, and using technology to manage customer data and deliver products and services to the market.
Public Company Board Service	10

An understanding of board dynamics and processes, relations between the board and management, corporate governance, oversight, and stockholder relations arising from prior or current service on other public company boards.

2021 Proxy Statement	15

Corporate Governance

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management, and stockholders. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Class A common stock, biographical information about the individual recommended, and any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

The Board does not have specific requirements for eligibility to serve as a director. However, in evaluating candidates, regardless of how recommended, the Nominating and Corporate Governance Committee considers the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge relevant to the Board and the Company’s business, including the ability to provide effective oversight of long-term strategy and enterprise risk; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

In addition, as described above, when evaluating director candidates, the Nominating and Corporate Governance Committee considers and discusses the extent to which a prospective nominee helps the Board achieve a mix of members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board, or management. When seeking new Director candidates, the Nominating and Corporate Governance Committee endeavors to include diverse candidates, including women and racial or ethnic minorities, in any search process and directs any search firm that it engages to include women and minority candidates in any pool of candidates that the firm compiles. During 2020, the Nominating and Corporate Governance Committee did not utilize the services of a third-party executive search firm.

16	Marriott International, Inc.

Corporate Governance

Nominees to our Board of Directors

Each of the following director nominees presently serves on our Board and their term of office will expire at the Annual Meeting. The age shown below for each director nominee is as of May 7, 2021, the date of the Annual Meeting. Each director nominee has been nominated to serve until the 2022 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director nominee’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr.	Age: 89 Director since: 1964
Executive Chairman Former Chief Executive Officer

Mr. Marriott was elected Executive Chairman effective March 31, 2012, having relinquished his position as CEO. He had served as CEO of the Company and its predecessors since 1972. He continues to serve as Chairman of the Board, a position he has held since 1985. He joined Marriott Corporation (formerly Hot Shoppes, Inc.) in 1956 and became President and a director in 1964, CEO in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation and is an honorary member of the World Travel & Tourism Council. He is the father of Deborah M. Harrison and David S. Marriott, members of the Company’s Board of Directors.

Skills and Qualifications:

As a result of his service as CEO of the Company for 40 years, Mr. Marriott brings to the Board and our Executive Committee, which he chairs, extensive leadership experience with, and knowledge of, the Company’s business and strategy, as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry also provides a unique advantage to the Company.

Anthony G. Capuano	Age: 55 Director since: 2021
Chief Executive Officer

Mr. Capuano was appointed CEO in February 2021. Prior to his appointment as CEO, Mr. Capuano was Group President, Global Development, Design and Operations Services, a role he assumed in January 2020. In that role, he was responsible for leading the Company’s global development and design efforts and overseeing the Company’s Global Operations discipline. Mr. Capuano began his Marriott career in 1995 as part of the Market Planning and Feasibility team. Between 1997 and 2005, he led Marriott’s full service development efforts in the Western U.S. and Canada. From 2005 to 2008, Mr. Capuano served as Senior Vice President of full-service development for North America. In 2008, his responsibilities expanded to include all of U.S. and Canada and the Caribbean and Latin America, and he became Executive Vice President and Global Chief Development Officer in 2009. Mr. Capuano began his professional career in Laventhol and Horwath’s Boston-based Leisure Time Advisory Group. He then joined Kenneth Leventhal and Company’s hospitality consulting group in Los Angeles, CA. Mr. Capuano earned his bachelor’s degree in Hotel Administration from Cornell University. He is an active member of the Cornell Hotel Society and a member of The Cornell School of Hotel Administration Dean’s Advisory Board. Mr. Capuano is also a member of the American Hotel and Lodging Association’s Industry Real Estate Financial Advisory Council.

Skills and Qualifications:

Mr. Capuano brings to the Board, our Executive Committee, and our Inclusion and Social Impact Committee extensive knowledge of the Company’s business and strategy and deep experience and relationships in the hospitality industry as a result of his prior service in the Company’s development and global operations disciplines.

Mr. Capuano was elected to the Board in February 2021 in connection with his appointment as CEO.

2021 Proxy Statement	17

Corporate Governance

Deborah Marriott Harrison	Age: 64 Director since: 2014
Global Cultural Ambassador Emeritus

Mrs. Harrison has served as the Company’s Global Cultural Ambassador Emeritus since May 2019. She formerly served as the Company’s Global Officer, Marriott Culture and Business Councils from October 2013 to May 2019, Senior Vice President of Government Affairs for the Company from June 2007 through October 2013, and Vice President of Government Affairs from May 2006 to June 2007. Mrs. Harrison is an honors graduate of Brigham Young University and has held several positions within the Company since 1975, including accounting positions at Marriott headquarters and operations positions at Key Bridge and Dallas Marriott hotels. She has been actively involved in serving the community through participation on various committees and boards including, but not limited to, the Mayo Clinic Leadership Council for the District of Columbia and the boards of the Bullis School, the D.C. College Access Program, and The J. Willard & Alice S. Marriott Foundation. She has also served on the boards of several mental health organizations, including The National Institute of Mental Health Advisory Board, Depression and Related Affective Disorders Association, and the Center for the Advancement of Children’s Mental Health in association with Columbia University. Mrs. Harrison also served as a member of the board of directors of Marriott Vacations Worldwide Corporation from 2011 to 2013.

Skills and Qualifications:

As the daughter of the Executive Chairman and the granddaughter of Marriott International’s founders, Mrs. Harrison brings to our Board and our Inclusion and Social Impact Committee an extensive knowledge of the Company, its history, its culture and its mission. Mrs. Harrison’s enthusiasm, judgment and deep experience with our Company and our culture provides the Board valuable insight and strategic focus.

Frederick A. “Fritz” Henderson	Age: 62 Director since: 2013
Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.

Mr. Henderson served as Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, from December 2010 until his retirement in December 2017. From January 2013 through December 2017, he also was Chairman and CEO of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership. He previously served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to SunCoke/Sunoco, Mr. Henderson served as President and CEO of General Motors (“GM”) from March 2009 until December 2009. He held numerous other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific, and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to September 2010 before joining Sunoco. He joined the board of directors of Adient plc in October 2016 and became Non-Executive Chairman in October 2018, has served as the Non-Executive Chairman of Arconic Corp. since April 2020, and has served on the board of directors of Horizon Global Corporation since April 2019. He is also a Trustee of the Alfred P. Sloan Foundation, a Principal in the Hawksbill Group, a specialized consulting firm, and a senior advisor to Live Oak Mobility Acquisition Corporation. He previously served on the board of directors of Compuware Corporation from 2011 to 2014.

Skills and Qualifications:

Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a public company’s subsidiary, and expertise in large organization management and emerging markets, make him a valuable member of the Board, our Audit Committee, which he chairs, and our Nominating and Corporate Governance Committee.

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Corporate Governance

Eric Hippeau	Age: 69 Director since: 2016
Managing Partner, Lerer Hippeau

Mr. Hippeau has been Managing Partner with Lerer Hippeau, a venture capital fund, since June 2011 and a director and the CEO of Lerer Hippeau Acquisition since March 2021. From 2009 to 2011, he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau served on the board of directors of The Huffington Post from 2006 to 2011 and Yahoo! Inc. from 1996 to 2011. Mr. Hippeau previously served on the Starwood board of directors from 1999 to September 2016.

Skills and Qualifications:

As the Managing Partner of Lerer Hippeau, Mr. Hippeau brings to the Board, our Human Resources and Compensation Committee, and our Technology and Information Security Oversight Committee extensive investment and venture capital expertise and a strong background in technology and modern media. In addition, Mr. Hippeau has significant governance experience as a director and a deep understanding of the hospitality industry as the result of his tenure with Starwood.

Lawrence W. Kellner	Age: 62 Director since: 2002
President, Emerald Creek Group, LLC

Mr. Kellner has been President of Emerald Creek Group, LLC, a private equity firm, since January 2010. He has served on the board of directors for The Boeing Company since 2011 and assumed the role of Non-Executive Chairman in December 2019. Mr. Kellner previously served as Chairman and CEO of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003, and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. He also served on the board of directors of Sabre Corporation, a global technology company, from 2013 to 2020, and served as Non-Executive Chairman from December 2017 to January 2020, Executive Chairman from December 2016 to December 2017, and Non-Executive Chairman from August 2013 to December 2016. In addition, he served on the board of directors of Chubb Limited from January 2016 through December 2016 and on the board of directors of its predecessor, the Chubb Corporation, from 2011 to January 2016. He is active in numerous community and civic organizations.

Skills and Qualifications:

Mr. Kellner is our Lead Director and brings to the Board, our Executive Committee, and our Nominating and Corporate Governance Committee, which he chairs, experience as the former chief executive officer of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as chief financial officer at Continental and other companies.

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Corporate Governance

Debra L. Lee	Age: 66 Director since: 2004
Former Chairman and Chief Executive Officer, BET Networks

Ms. Lee served as Chairman and CEO of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures, from January 2006 until her retirement in May 2018. She joined BET in 1986 and served in a number of executive posts, including President and CEO from June 2005 to January 2006, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. During her tenure, Ms. Lee helmed BET’s reinvigorated approach to corporate philanthropy and authentic programming that led to hits such as The New Edition Story, Being Mary Jane, The BET Awards, Black Girls Rock!, BET Honors and many more. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson. She also serves on the board of directors of AT&T Inc., Burberry Group plc., and Procter & Gamble. She previously served as a director of WGL Holdings, Inc., Twitter, Inc., Eastman Kodak Company, and Revlon, Inc. In addition, she has served on the board of a number of professional and civic organizations including as Past Chair of the Advertising Council, as the President of the Alvin Ailey Dance Theater, as a Trustee Emeritus at Brown University, and as a member of the Board of Directors of former President Obama’s My Brother’s Keeper Alliance. Named one of The Hollywood Reporter’s 100 Most Powerful Women in Entertainment and Billboard’s Power 100, Ms. Lee’s achievements have earned her numerous accolades from across the cable industry. In 2020, Ms. Lee co-founded The Monarch’s Collective to make it easier to diversify board rooms and upper echelons of corporate leadership with exceptional talent.

Skills and Qualifications:

Ms. Lee provides our Board, our Executive Committee, our Inclusion and Social Impact Committee, which she chairs, and our Nominating and Corporate Governance Committee with proven leadership and business experience as the former chief executive officer of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

Aylwin B. Lewis	Age: 66 Director since: 2016
Former Chairman, Chief Executive Officer and President, Potbelly Corporation

Mr. Lewis served as Chairman, CEO and President of Potbelly Corporation, a franchisor of quick service restaurants, from June 2008 until his retirement in November 2017. From September 2005 to February 2008, Mr. Lewis was President and CEO of Sears Holdings Corporation, a nationwide retailer. Prior to being named CEO of Sears, Mr. Lewis was President of Sears Holdings and CEO of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis had been President and CEO of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997. He has served on the board of directors of Voya Financial, Inc. since October 2020, The Chefs’ Warehouse, Inc. since January 2021, and Caliber Collison since January 2021. He previously served on the board of directors of Red Robin Gourmet Burgers, Inc. and The Walt Disney Company. Mr. Lewis previously served on the Starwood board of directors from 2013 to September 2016.

Skills and Qualifications:

As a result of his numerous senior management positions at Yum! Brands, Kmart, Sears and Potbelly Corporation, Mr. Lewis brings to the Board, our Human Resources and Compensation Committee, which he chairs, and our Audit Committee significant expertise in corporate branding, marketing, franchising and management of complex global businesses.

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Corporate Governance

David S. Marriott	Age: 47 Director since: 2021
President, U.S. Full Service Managed by Marriott

Mr. Marriott has served as the Company’s President, U.S. Full Service Managed by Marriott since 2018, where he oversees hotel operations, human resources, sales and marketing, finance, market strategy, information resources and development and feasibility for over 330 hotels and 14 brands in 34 states and French Polynesia. From 2010 to 2018, Mr. Marriott served as the Chief Operations Officer – The Americas, Eastern Region, in which role he was responsible for hotel operations in 23 states and oversaw the U.S. integration efforts of Marriott’s acquisition of Starwood Hotels. Prior positions at the Company include Market Vice President, where he was responsible for hotel operations in New York, New Jersey, Philadelphia and Baltimore, and Senior Vice President of Global Sales, where he was responsible for leading Marriott’s sales effort and further developing key customer relationships worldwide and helped lead a comprehensive transformation of Marriott’s U.S. Sales organization. Mr. Marriott’s early career included sales roles in Boston, MA and Arlington, VA, as well as serving as assistant sous chef at the Salt Lake City Marriott Downtown. He currently serves as the chair of the Governing Board of St. Albans School in Washington, DC and is a member of the board of trustees of The J. Willard & Alice S. Marriott Foundation.

Skills and Qualifications:

Mr. Marriott provides our Board and our Inclusion and Social Impact Committee valuable insight from his extensive knowledge of the Company and the hospitality industry, and his experience in a variety of operational, sales and leadership roles. In addition, as the son of the Executive Chairman and the grandson of Marriott International’s founders, Mr. Marriott provides the Board a deep understanding of the Company’s history, its culture and its mission.

Mr. Marriott was recommended to the Nominating and Corporate Governance Committee as a potential director candidate by the Executive Chairman and Chairman of the Board.

Margaret M. McCarthy	Age: 67 Director since: 2019
Former Executive Vice President, CVS Health Corporation

Ms. McCarthy served as Executive Vice President at CVS Health Corporation, a pharmacy healthcare provider, from November 2018 to June 2019. From November 2010 until its acquisition by CVS Health Corporation in November 2018, Ms. McCarthy was Executive Vice President, Operations and Technology at Aetna Inc., a healthcare benefits company. Ms. McCarthy also served as Chief Information Officer and Vice President and Head of Business Solutions Delivery at Aetna. Prior to joining Aetna in 2003, Ms. McCarthy was Senior Vice President of Information Technology at Cigna Corp. and served as Chief Information Officer at Catholic Health Initiatives and Franciscan Health System. She also worked in technology consulting at Andersen Consulting (now Accenture) and was a consulting partner at Ernst & Young. Ms. McCarthy also serves on the board of directors of Alignment Healthcare, Inc., American Electric Power Company, Inc., and First American Financial Corporation, as well as Brighthouse Financial, Inc., at which she has informed the Company she does not intend to stand for reelection in June 2021. She has also served on various advisory boards and councils, including the MIT Center for Information Systems Research and the Board of Trustees of Providence College.

Skills and Qualifications:

As a result of her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the Board, our Audit Committee, and our Technology and Information Security Oversight Committee, which she chairs, valuable insights into areas of critical import to the operations of the Company, including experience in information security, data privacy, and technology.

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Corporate Governance

George Muñoz	Age: 70 Director since: 2002
Principal, Muñoz Investment Banking Group, LLC

Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and CEO of Overseas Private Investment Corporation from 1997 to 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He serves on the board of directors of Altria Group, Inc. and Laureate Education, Inc., and previously served on the board of directors of Anixter International Inc. He also serves on the board of trustees of the National Geographic Society.

Skills and Qualifications:

Mr. Muñoz provides our Board, our Audit Committee and our Inclusion and Social Impact Committee with extensive knowledge in the fields of finance and accounting, his knowledge of international markets, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Horacio D. Rozanski	Age: 53 Director since: 2021
President and Chief Executive Officer, Booz Allen Hamilton Inc.

Mr. Rozanski has served as a director and the President and CEO of Booz Allen Hamilton since January 2015. Before assuming his current role, Mr. Rozanski served as Booz Allen’s President and Chief Operating Officer from 2014 to 2015, Chief Operating Officer from 2010 to 2014, Chief Strategy and Talent Officer in 2010, and Chief Personnel Officer from 2002 through 2010. Mr. Rozanski joined Booz Allen in 1992 and became an Executive Vice President in 2009. He serves as chair of the board of the Children’s National Medical Center, as a member of the board of directors of CARE USA, and as a member of the United States Holocaust Memorial Museum’s Committee on Conscience.

Skills and Qualifications:

Mr. Rozanski brings to the Board, our Human Resources and Compensation Committee, and our Technology and Information Security Oversight Committee extensive organizational management expertise as well as a strong background in technology, personnel and talent management, and strategic transformation and business strategy.

Mr. Rozanski was recommended to the Nominating and Corporate Governance Committee as a potential director candidate by Arne M. Sorenson, the Company’s former President and CEO.

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Corporate Governance

Susan C. Schwab	Age: 66 Director since: 2015
Professor Emerita, University of Maryland School of Public Policy

Ambassador Schwab is a Professor Emerita at the University of Maryland School of Public Policy where she teaches international trade and has been a Professor since January 2009. She has also been a strategic advisor to Mayer Brown LLP (global law firm) since March 2010. She served as the U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003, and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab serves on the public company board of directors of Caterpillar Inc. and FedEx Corporation, as well as The Boeing Company, from which she will retire in April 2021. She also serves as a member on the Foreign Affairs Policy Board of the U.S. Department of State, as Vice Chair and Trustee of The Conference Board, and as a member of the Governing Board of the Lee Kuan Yew School of Public Policy in Singapore.

Skills and Qualifications:

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Her extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key global issues facing the Company. Ambassador Schwab’s experience in the U.S. Government also allows her to advise the Company on the many challenges and opportunities that relate to government relations. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board, our Human Resources and Compensation Committee, and our Technology and Information Security Oversight Committee on a wide range of strategic, operational, corporate governance and compensation matters.

Directors Emeriti:

William J. Shaw, a former director and Vice Chairman of the Company, holds the title of director emeritus, but does not vote at or attend Board meetings and is not a nominee for election.

2021 Proxy Statement	23

Corporate Governance

Director Attendance

The Board met 12 times in fiscal year 2020. The Company encourages all directors to attend the annual meeting of stockholders. All 14 directors then serving attended the Company’s 2020 annual meeting. During fiscal year 2020, no director attended fewer than 75 percent of the total number of meetings of the Board and committees on which such director served and each of our then-serving nominees to the Board attended at least 90 percent of applicable meetings.

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.” You also may request a copy from the Company’s Secretary. Our Governance Principles establish the limit on the number of public company board memberships for the Company’s directors at two, including the Company’s Board, for directors who are chief executive officers of public companies, and four for other directors. Additionally, our Governance Principles provide that members of our Audit Committee should not serve on more than three audit committees of public companies, including the Company’s Audit Committee.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of stockholders or nine months. To be considered “independent” under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if: (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or a family member is a current partner of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the preceding three years; (iii) a family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or a family member is part of an interlocking directorate in which the director or family member is employed as an executive officer of another company where at any time during the preceding three years a present executive officer of Marriott at the same time serves or served on the compensation committee of that other company; (v) the director has accepted, or a family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in compensation from Marriott, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of Marriott, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or a family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or a family member is a partner in, or a controlling stockholder or executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or a family member solely as a non-employee director or trustee of another entity or charitable organization that does business with, or receives charitable contributions from, Marriott. The board annually reviews each director’s independence and makes an affirmative determination regarding the independence of each director.

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Corporate Governance

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in this section 5.

The Board undertook its annual review of director independence in February 2021. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the current employment of J.W. Marriott, Jr. and Mr. David Marriott, Mrs. Harrison’s role as Global Cultural Ambassador Emeritus, and the family relationships of J.W. Marriott, Jr., Mr. David Marriott, and Mrs. Harrison with other Company executives discussed elsewhere in this proxy statement.

Based on the standards set forth in the Governance Principles, the Board affirmatively determined that Mr. Henderson, Mr. Hippeau, Mr. Kellner, Ms. Lee, Mr. Lewis, Ms. McCarthy, Mr. Muñoz, Mr. Rozanski and Ambassador Schwab are each independent of the Company and its management. In making this determination, the Board found that none of these directors had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. In addition, the Board affirmatively determined that each of Mary K. Bush, Bruce W. Duncan and Steven S Reinemund was independent of the Company and its management during the time each served as a director in 2020. Because Ms. Bush and Mr. Reinemund had each attained the mandatory retirement age of 72, they were not nominated for re-election at the Company’s 2020 annual meeting. Mr. Duncan resigned from the Board in July 2020.

J.W. Marriott, Jr., Anthony G. Capuano, Deborah M. Harrison, and David S. Marriott are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Human Resources and Compensation, Nominating and Corporate Governance, Inclusion and Social Impact, Technology and Information Security Oversight, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.” You also may request copies of the committee charters from the Company’s Secretary.

Audit Committee

Current Members:	Frederick A. Henderson (Chair), Aylwin B. Lewis, Margaret M. McCarthy, and George Muñoz.

•

The members of the Audit Committee are not employees of the Company. The Board has determined that the members of the Audit Committee are independent as defined under our Governance Principles, the Nasdaq Listing Standards and applicable SEC rules.

•	The Audit Committee met four times in fiscal year 2020.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

•

The Board has determined that all members of the Audit Committee are financially literate and that Mr. Henderson, Mr. Lewis, and Mr. Muñoz are audit committee financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

•

Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

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Corporate Governance

•	Overseeing the performance of the Company’s internal audit function and internal auditor.

•

Reviewing the Company’s conflict of interest and related party transactions policies and procedures, and reviewing and considering for approval proposed related party transactions as provided for in those policies.

•	Reviewing the Company’s policies governing the use of swaps and other derivative instruments, and reviewing and approving matters related to financial derivatives, as necessary.

Human Resources and Compensation Committee (f/k/a Compensation Policy Committee)

Current	Members: Aylwin B. Lewis (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab.

•

The members of the Human Resources and Compensation Committee are not employees of the Company. The Board has determined that the members of the Human Resources and Compensation Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the Nasdaq Listing Standards for directors and compensation committee members.

•	The Human Resources and Compensation Committee met five times in fiscal year 2020.

Responsibilities include:

•

Overseeing the evaluation of the Company’s senior executives and reviewing and approving, subject to Board approval in some cases, development and compensation programs for the Company’s senior executives.

•

Reviewing the Company’s philosophy for senior executive compensation and assessing the continued appropriateness of the short- and long-term objectives for all components of the Company’s senior executive compensation program, including the plans designed to accomplish these objectives.

•	Approving and recommending to the Board:

•	Compensation actions for the Executive Chairman, the CEO, and the President;

•	Incentive compensation plans and equity-based plans; and

•	Corporate officer nominations.

•	Annually reviewing the compensation and benefits for non-employee directors and, as appropriate, recommending changes to the Board.

•	Overseeing the assessment of the risks relating to the Company’s compensation policies and programs and reviewing the results of the assessment.

•

Overseeing other aspects of the Company’s human resources strategies and policies, including with respect to matters such as culture and employee engagement, talent development and retention, organizational effectiveness and efforts to promote the personal health and safety of employees and other stakeholders.

•	Reviewing the annual Executive Talent assessment conducted by the CEO and the Global Chief Human Resources Officer.

•	Adopting and reviewing compliance with the Company’s stock ownership guidelines for senior executive officers and non-employee directors.

•

Reviewing the Company’s plans for executive succession and making recommendations to the Board regarding succession planning. Based on traits, attributes and other criteria identified by the Board, establishing the process for development of internal candidates for the CEO and other senior management positions and assessing internal candidates for the position of CEO.

•	Overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation.

•	Overseeing administration of the Company’s clawback policy.

Nominating and Corporate Governance Committee

Current	Members: Lawrence W. Kellner (Chair), Frederick A. Henderson, and Debra L. Lee.

•

The members of the Nominating and Corporate Governance Committee are not employees of the Company. The Board has determined that the members of the Nominating and Corporate Governance Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

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Corporate Governance

•	The Nominating and Corporate Governance Committee met four times in fiscal year 2020.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters, including developing and recommending to the Board for its approval the Governance Principles.

•	Reviewing, and recommending to the Board, the skills, experience, characteristics and other criteria for identifying and evaluating directors.

•

Annually evaluating Board composition to assess whether the skills, experience, characteristics and other criteria established by the Board are currently represented on the Board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs.

•	Identifying and recruiting director candidates and reviewing the qualifications of candidates for Board membership.

•	Evaluating candidates and making recommendations to the Board regarding CEO succession planning.

•	Assessing the qualifications, contributions and independence of incumbent directors and making recommendations to the Board with respect to such assessments.

•	Overseeing the Board orientation and evaluation processes.

•

Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to committee structure, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board.

•	Reviewing the Company’s policies governing political contributions, lobbying, and personal political activities.

Inclusion and Social Impact Committee (f/k/a Committee for Excellence)

Current Members:	Board members are Debra L. Lee (Chair), Anthony G. Capuano, Deborah M. Harrison, David S. Marriott, and George Muñoz. Company officer/associate members are Erika Alexander, Chief Global Officer, Global Operations; Raymond Bennett, President, North America Franchising and MxM MSB Hotels; William P. Brown, Group President, U.S. and Canada; Tina Edmundson, Global Officer, Brand and Marketing; Stephanie C. Linnartz, President; Marisa Milton, Senior Vice President, Global Talent Acquisition and Inclusive Opportunity; Kathleen K. Oberg, Executive Vice President and Chief Financial Officer; Maruiel Perkins-Chavis, Vice President, Workforce Engagement and Global Diversity and Inclusion; Tricia A. Primrose, Executive Vice President and Global Chief Communications and Public Affairs Officer; Rena Hozore Reiss, Executive Vice President and General Counsel; David A. Rodriguez, Executive Vice President and Global Chief Human Resources Officer; Noah Silverman, Global Development Officer, U.S. and Canada; and Craig S. Smith, Group President, International.

•

The Inclusion and Social Impact Committee consists of at least three members of the Board, at least two of whom are not officers or associates of the Company. The Inclusion and Social Impact Committee may also consist of officers and associates of the Company who are not directors. At least one member of the Inclusion and Social Impact Committee must be independent as defined under our Governance Principles and the Nasdaq listing standards.

•	The Inclusion and Social Impact Committee met twice in fiscal year 2020.

Responsibilities include:

•

Overseeing, encouraging, and evaluating efforts undertaken by the Company to promote associate wellbeing and inclusion, inclusive of the advancement of women and people from historically underrepresented groups throughout the world.

•	Overseeing, encouraging and evaluating efforts undertaken by the Company to promote and leverage a diverse ownership, customer, and vendor base.

•

Overseeing, encouraging, and evaluating efforts undertaken by the Company to reduce Marriott’s environmental impact and promote positive social impact in the communities Marriott serves throughout the world.

•	Overseeing, encouraging, and evaluating efforts undertaken by the Company to address environmental, social, and governance (ESG) issues.

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Corporate Governance

•

Overseeing, encouraging, and evaluating efforts undertaken by the Company to communicate and enhance stakeholder and public understanding of the Company’s commitment, efforts, and successes related to the objectives outlined above.

Technology and Information Security Oversight Committee

Current	Members: Margaret M. McCarthy (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab.

•

The members of the Technology and Information Security Oversight Committee are not employees of the Company. The Board has determined that the members of the Technology and Information Security Oversight Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

•	The Technology and Information Security Oversight Committee was formed in March 2021.

Responsibilities include:

•

Assisting the Board to provide oversight of, and counsel on, matters of technology and information security (cybersecurity) and privacy, including reviewing major technology-related projects and technology architecture decisions; assessing whether the Company’s technology programs effectively support the Company’s business objectives and strategies; assisting the Board with oversight of information security, privacy and technology-related risks, and management efforts to monitor and mitigate those risks; and conferring with the Board and the Company’s leaders and senior technology, information security, and privacy teams on such matters.

Executive Committee

Current	Members: J.W. Marriott, Jr. (Chair), Anthony G. Capuano, Lawrence W. Kellner, and Debra L. Lee.

•	The Executive Committee did not meet in fiscal year 2020.

Responsibilities include:

•

Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the Certificate and Bylaws, mergers, consolidations, sales, or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, the Human Resources and Compensation Committee consisted of current members, Aylwin B. Lewis (Chair), Eric Hippeau, and Susan C. Schwab, as well as former directors Mary K. Bush, Bruce W. Duncan, and Steven S Reinemund. None of the current or former members of the Human Resources and Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet in executive session without management present at least twice a year. In 2020, the independent directors met five times without management present. The Lead Director, currently Mr. Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

As part of its risk oversight, the Board reviews the Company’s information security risk profile, including cybersecurity and data privacy, and is informed on the specifics of the information security program on a regular basis, including through relevant committee reports. These updates provide the Board with an overview of the Company’s overall information security strategy along with key cybersecurity and privacy initiatives and incidents, cybersecurity risks and threats, and changes taken by management to mitigate the Company’s risk profile.

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Corporate Governance

The Board has delegated certain risk oversight functions to the Audit Committee and, with respect to information security risk, to the Technology and Information Security Oversight Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor, and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board. In accordance with the Technology and Information Oversight Committee charter, that committee oversees and reviews with management the Company’s information security and privacy risk exposures and the steps taken to monitor and mitigate those exposures.

In addition, the Human Resources and Compensation Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s associates and the design of compensation programs might create incentives for excessive risk-taking by the Company’s associates. As explained in the CD&A below, the Human Resources and Compensation Committee believes that our compensation programs encourage associates, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduces the potential for actions that involve an excessive level of risk.

Stockholder Communications with the Board

Stockholders and others interested in communicating with the Lead Director, the Audit Committee, the non-employee directors, or any of the employee directors may do so by email to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09, 10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, CEO, Chief Financial Officer, and Principal Accounting Officer, and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (Marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” We intend to post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, any of our executive officers, or a member of our Board, within four business days following the date of the amendment or waiver.

2021 Proxy Statement	29

Audit Committee Report and Independent Auditor Fees

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures along with the annual communication of independence, including direct discussion with the independent auditor, in accordance with the applicable requirements of the PCAOB.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Members of the Audit Committee:

Frederick A. Henderson (Chair)

Aylwin B. Lewis

Margaret M. McCarthy

George Muñoz

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

30	Marriott International, Inc.

Audit Committee Report and Independent Auditor Fees

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for 2020 and 2019 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for 2020 and 2019. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to 2020	Independent Registered Public Accounting Firm Fees Paid Related to 2019
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$9,740,000	$9,035,000
International Statutory Audits(2)	2,174,000	2,583,000
	11,914,000	11,618,000
Audit-Related Fees(3)	830,000	777,000
Tax Fees(4)	601,000	847,000
All Other Fees(5)	—	100,000
Total Fees	$13,345,000	$13,342,000

(1)

Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.

(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners.
(4)	Principally tax compliance services related to our international entities.
(5)	Principally fees for assessment of internal audit activities.

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Executive and Director Compensation

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Human Resources and Compensation Committee

Marriott is consistently recognized as a global hospitality leader. The Company believes that building a culture of strong and consistent leadership is the key to long-term success in the hospitality industry, and such leadership has been crucial in guiding the Company’s response to the COVID-19 pandemic and its impact on our industry. Each of the NEOs is a long-standing member of our senior management team, averaging over 25 years of hospitality experience with the Company. With the unexpected passing of Mr. Sorenson, the Company had a deep and skilled bench of executives to whom it could quickly transition Company leadership.

Our Company’s culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following principles:

•	There should be a strong correlation between NEO pay and Company performance. Therefore, a substantial portion of NEO pay should be tied to achieving key performance goals.

•	NEOs should be paid in a manner that contributes to long-term stockholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short-term and long-term objectives. Therefore, compensation should consist of an appropriate mix of the following compensation elements: cash and non-cash, annual and multi-year, and performance-based and service-based.

•

The executive compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. Therefore, compensation should reflect market data, individual performance, and internal pay equity considerations, including the ratio of the CEO’s compensation to the other NEOs’ compensation.

The Human Resources and Compensation Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to the Company’s compensation and human resources policies and practices, including matters related to executive development, director and executive compensation and benefits, management succession planning, and talent development and retention. As part of its responsibilities, the Committee oversees the Company’s executive compensation programs, which are designed to enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Committee, on behalf of and, in certain instances, subject to the approval of the Board, reviews and approves compensation programs for certain senior officers. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Members of the Human Resources and Compensation Committee*:

Aylwin B. Lewis (Chair)

Eric Hippeau

Susan C. Schwab

*

Mr. Rozanski was elected to the Board and appointed to the Committee in March 2021. As he did not have any role in the review, discussions and recommendation of the CD&A, he is not a signatory to this report.

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Executive and Director Compensation

Compensation Discussion and Analysis

This section discusses the Company’s executive compensation program for the following NEOs for 2020:

Arne M. Sorenson	Served as President and Chief Executive Officer until his passing on February 15, 2021
Anthony G. Capuano	Served as Group President, Global Development, Design and Operations Services through the end of 2020 and until Mr. Sorenson’s passing, after which time he was appointed CEO
Stephanie C. Linnartz	Served as Group President, Consumer Operations, Technology and Emerging Businesses through the end of 2020 and until Mr. Sorenson’s passing, after which time she was appointed President
Kathleen K. Oberg	Executive Vice President and Chief Financial Officer
David J. Grissen	Served as Group President, The Americas through the end of 2020 and retired from Marriott in April 2021

Overview

Our executive compensation program continues to be designed to drive performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance. We believe that the consistency in how we manage our executive compensation program and our goals under that program have proven to be an important factor in the Company’s long-term success in the highly cyclical hospitality industry. Our philosophy continues to emphasize equity compensation as the most significant component of our NEOs’ total pay opportunity, which supports our pay-for-performance objectives.

Compensation for 2020 reflects the impact of the COVID-19 pandemic on our business. We did not adjust any of our annual or long-term performance goals to reflect the impact of the COVID-19 pandemic on our business and the Committee determined that our NEOs received zero annual bonus for the year. Moreover, beginning in April 2020, our NEOs’ base salaries were significantly reduced for the remainder of the year. For fiscal year 2021, the Committee continued to evaluate our compensation programs, making adjustments described under the “2021 Incentive Plan Decisions” section below.

2020 Executive Compensation at a Glance

•

Base Salary: Following approval of modest salary increases in early 2020, in March 2020, the Committee discussed with management the appropriateness of adjusting senior executive compensation as part of the Company’s numerous initiatives to mitigate the negative financial and operational impacts of the COVID-19 pandemic. Mr. Sorenson recommended that he receive no base salary (except as necessary for benefit deductions) for the remainder of 2020 and the other NEOs requested, and Mr. Sorenson recommended, that they receive 50% of their base salary for the remainder of 2020, in each case beginning in April 2020. The Committee and Board accepted and approved these recommendations.

•	Annual Incentive: In light of the COVID-19 pandemic and its impact on our business, management recommended, and the Committee approved, no annual incentive payouts for 2020.

•

Equity Compensation: In February 2020, the Committee approved awards with values at the same level as the 2019 annual stock awards for each of the NEOs, other than Mr. Grissen, based on the Committee’s review of external market data, individual performance, and internal pay equity considerations. As in prior years, PSUs continued to comprise the largest component of the NEOs’ equity awards, representing 50% of equity for the CEO and 40% of equity for the other NEOs.

•

2018-2020 PSUs: PSUs granted in 2018 were earned for the three-year performance period ending in 2020 at an overall payout of 123% of target based on performance over the three-year performance period against pre-established equally weighted goals, consisting of Global Gross Room Openings (69% of target achieved), Global RevPAR Index (150% of target (maximum) achieved) and Global Net Administrative Expenses (150% of target (maximum) achieved). The Committee did not make any adjustments to the goals or the performance results to address the impacts of COVID-19.

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Executive and Director Compensation

2020 Compensation in Detail

Base Salary

In February 2020, the Human Resources Department presented to the Committee market data on base salary levels at the 50th percentile for each position and recommended base salary increases of 7.7% for Mr. Sorenson, the first increase to his base salary since 2017, and approximately 3% for the other NEOs. These increases were consistent with salary increases for other management. The Company’s independent compensation consultant, Pearl Meyer (the “Compensation Consultant”), reviewed and supported the recommendations. After careful discussion and consideration of the external market data, internal equity, tenure and individual performance, the recommended increases for the NEOs were approved by the Committee and, with respect to Mr. Sorenson, by the independent members of the Board.

	2020 Base Salary ($)	2019 Base Salary ($)	2019 to 2020 Increase (%)

Arne M. Sorenson	1,400,000	1,300,000	7.7
Anthony G. Capuano	875,000	850,000	2.9
Stephanie C. Linnartz	875,000	850,000	2.9
David J. Grissen	875,000	850,000	2.9
Kathleen K. Oberg	825,000	800,000	3.1

However, as discussed above, in March 2020, the Committee and management discussed the appropriateness of adjusting senior executive compensation as part of the Company’s numerous initiatives to mitigate the negative financial and operational impacts of the COVID-19 pandemic. Following these discussions, Mr. Sorenson recommended that he receive no base salary (except as necessary for benefit deductions) for the remainder of 2020 and the other NEOs requested, and Mr. Sorenson recommended, that they receive 50% of their base salary for the remainder of 2020, in each case beginning in April 2020. The Committee and Board accepted and approved these recommendations.

Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program is based on actual performance measured against pre-established financial and business operational targets. The annual cash incentive design rewards executives for achieving annual corporate and individual performance objectives that support long-term financial and operational success.

As reflected in the following table, target awards under the annual cash incentive program were 200% of salary for Mr. Sorenson and 75% for the other NEOs, unchanged from the percentages set for 2019. In setting the target awards, the Committee reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile.

Name	Target Award as a % of Salary

Arne M. Sorenson	200
Anthony G. Capuano	75
Stephanie C. Linnartz	75
Kathleen K. Oberg	75
David J. Grissen	75

The annual cash incentive program performance factors are intended to establish high standards consistent with the Company’s quality goals, which are designed to be achievable but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The weighting of performance factors varies among the NEOs by position due to differences in responsibility. The table below displays the respective weightings of the relevant performance measures and the aggregate actual payout as a percent of target for 2020 under the annual cash incentive program.

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Executive and Director Compensation

Name	Adjusted EPS	Adjusted Operating Profit - Americas	Room Growth(1)	Global Sales(1)	Associate Engagement(1)	RevPAR Index(1)	Guest Satisfaction(1)	Individual Achievement(2)	Total	Actual Payout as a Percent of Target(3)

Arne M. Sorenson	55	n/a	10	n/a	5	10	15	5	100	0%
Anthony G. Capuano	10	n/a	60	n/a	5	5	15	5	100	0%
Stephanie C. Linnartz	50	n/a	n/a	10	5	15	15	5	100	0%
Kathleen K. Oberg	55	n/a	10	n/a	5	10	15	5	100	0%
David J. Grissen	25	25	15	n/a	5	10	15	5	100	0%

(1)

Each of these factors is measured against Company-wide results except that Mr. Grissen’s components are measured against the Americas division, his primary area of responsibility. For 2020, the Committee allocated 15% of Mr. Capuano’s target annual incentive to the Guest Satisfaction component (with a corresponding reduction in the percentage tied to the Room Growth component) to reflect his significant responsibilities for Global Design and Global Operations Services for the Company.

(2)	Individual achievement includes achievement of Company or business unit Diversity & Inclusion goals.
(3)

We report the potential payouts under the annual cash incentive program for 2020 in dollars in the Grants of Plan-Based Awards for Fiscal Year 2020 table. Due to the adverse impact from COVID-19, no amounts were paid out under the annual cash incentive program for 2020, as reflected in the Summary Compensation Table following this CD&A.

The performance factors for each NEO under the annual cash incentive program for 2020 are described following the Grants of Plan-Based Awards for Fiscal Year 2020 table on page 46.

The graph below sets forth the Company’s performance, compared to target, for the Company-wide performance goals applicable to our NEOs under the annual cash incentive program for 2020 compared to 2019. As indicated by the graph, RevPAR Index, which is a relative performance measure that was affected by the Company’s ability to continue operation of some properties while other companies closed or reduced their operations, performed above-target, while Room Growth exceeded the threshold goal notwithstanding the impacts of the pandemic. However, the Company determined to conserve resources by not conducting Associate Engagement and Guest Satisfaction surveys for 2020, and adjusted EPS was below threshold. The Committee also applied a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the individual performance objectives. For 2020, each NEO showed exceptional performance in the face of unprecedented challenges resulting from the COVID-19 pandemic. We were also honored in 2020 to be recognized by DiversityInc as the #1 Company for Diversity and by Fortune as one of the “Best Companies to Work For” for the 23rd consecutive year. Notwithstanding these significant accomplishments, due to the impact of the COVID-19 pandemic on our business, management recommended, and the Committee approved, that there be no payout to NEOs under the annual incentive plan.

*

For Mr. Grissen, in addition to Adjusted EPS, his financial performance objectives included operating profit from the Americas division. The 2020 Americas Adjusted Operating Profit achievement versus target was 24.8% and 2019 Americas Adjusted Operating Profit achievement versus target was 101.8%.

2021 Proxy Statement	35

Executive and Director Compensation

Long-Term Incentive Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis to link NEO pay to long-term Company performance and to align the interests of NEOs with those of our stockholders. In early February 2020, the Committee approved 2020 annual equity awards based on its review of external market data, individual performance, and internal pay equity considerations. The aggregate target values of the awards granted to the NEOs are set forth in the following table (amounts reflected in the Summary Compensation Table reflect actual grant date fair value as determined in accordance with accounting guidance):

	2020 Target Value of Annual Stock Awards ($)	2019 Target Value of Annual Stock Awards ($)	2019 to 2020 Change (%)

Arne M. Sorenson	9,000,000	9,000,000	0
Anthony G. Capuano	3,898,416	3,887,590	0.3
Stephanie C. Linnartz	3,200,000	3,200,000	0
Kathleen K. Oberg	3,100,000	3,100,000	0
David J. Grissen	4,700,000	3,200,000	47

The NEOs’ stock awards for 2020 were granted in a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs for Mr. Sorenson and 40% PSUs, 30% SARs and 30% RSUs for other NEOs, vesting ratably over three years for SARs and RSUs and vesting after three years for PSUs (as described below). As in prior years, the Committee awarded part of Mr. Capuano’s annual stock awards in the form of a separate grant of RSUs which vest on February 15th of the third year after being granted, subject to Mr. Capuano’s continuous employment. The target value of this RSU award is approximately the same as the annual cash incentive that Mr. Capuano earned for fiscal year 2019. The Committee established this component of Mr. Capuano’s annual stock awards based on his most recent annual cash incentive in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities and performance. By also imposing three-year cliff vesting, this grant offers additional retention value and further links Mr. Capuano’s pay with the long-term interests of stockholders. In addition, after its review of external market data and a review of internal compensation levels, as well as Mr. Grissen’s individual performance over his 36-year career with the Company, the Committee approved an award value for Mr. Grissen that was higher than in recent years but that, relative to other compensation levels within the management team, reflected the extent of his contribution to the Company’s success.

PSUs

PSUs are restricted stock units that may be earned after three years based on achievement of pre-established performance targets for gross room openings, active Marriott Bonvoy Member Growth and adjusted operating income growth. These three operating and financial metrics, which are the same measures used for the 2019 – 2021 performance period, were selected by the Committee for the 2020–2022 PSU grants because they address three key constituencies – our owners, our guests, and our stockholders, and focus upon key drivers of long-term growth of the business. In addition, the Committee believes that these performance measures appropriately complement the performance factors used in our annual cash incentive program. The performance measures for the 2020-2022 PSU performance period are described below.

•

Global Gross Room Openings: Gross room openings measures success of development activities and brand strength, reflecting our executives’ achievements in attracting financing and owner/franchisee interest in our brands over those of our competitors. Gross room openings include the total number of system-wide, managed, franchised and owned/leased rooms added to our system, excluding rooms added through merger and acquisition activity.

•

Active Marriott Bonvoy Member Growth: Marriott Bonvoy Member Growth measures success in attracting and retaining high-value guests through our loyalty program. Active Marriott Bonvoy Member Growth is calculated as the total number of room nights from Marriott Bonvoy Loyalty members as a percentage of system-wide total room nights sold across Marriott’s portfolio of brands.

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Executive and Director Compensation

•

Adjusted Operating Income Growth: Adjusted operating income growth measures success in balancing both revenue and expense considerations to deliver increased financial profits from business operations to our stockholders.

For each of the three metrics, NEOs can receive 50% of the target PSU award level if performance is at least threshold and up to 150% of the target PSU award level if performance is above target. PSUs do not accrue dividend equivalents or pay dividends; NEOs receive dividends and other rights of stockholders only after the awards vest and shares are issued. The Committee approved the performance goals, which are competitively sensitive, at levels that are consistent with our strong historical performance and with internal forecasts at the time of grant so that target performance would be difficult, but attainable. It is also reasonably possible that the number of shares that are earned could fall to zero or rise to maximum achievement levels based on the level of performance.

Settlement of 2018-2020 PSU Grants

In February 2021, the PSUs granted for the 2018-2020 performance period were settled at an overall payout of 123% of target, based on performance over the three-year performance period against three equally weighted pre-established goals for Global Gross Room Openings (69% of target payout), Global RevPAR Index (150% of target payout) and Global Net Administrative Expenses (150% of target payout). Although 2020 performance was impacted by the global pandemic, our strong results in the first two years contributed to the final performance results. The Committee did not make any adjustments to the goals or the performance results to address the impacts of COVID-19. The target and percent payout for each component are shown in the graph below.

(1)

RevPAR Index measures the strength/performance of our brands by comparing each hotel’s RevPAR against the RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. RevPAR Index is an industry-specific measure of relative performance. Global RevPAR Index is a weighted average of the RevPAR Index of all our hotels, except for hotels that recently opened, recently underwent a significant renovation, or had incomplete competitive reporting.

(2)

Global Net Administrative Expense measures our operating efficiency through our ability to control certain expenses, including direct and indirect expenses, unrecovered expenses, development expenses, and architecture and construction expenses, but excluding costs for mergers and acquisitions.

Supplemental Stock Awards

Supplemental stock awards tend to be infrequent and may be presented for consideration at quarterly Board meetings in recognition of special performance, promotions or assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. None of the NEOs received a supplemental stock award in 2020.

Grant Timing and SAR Exercise Price

The Company typically grants annual stock awards each year on the second trading day following the Company’s annual earnings conference call for the prior fiscal year. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price, even though the dollar value of the equity awards to executives is established in early February. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed trading black-out periods in Company stock.

2021 Proxy Statement	37

Executive and Director Compensation

Executives derive value from their SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

2021 Incentive Plan Decisions

In February 2021, the Committee met, consistent with its past practice, to set our executives’ compensation for 2021. These decisions were affected by two significant factors. First, the impacts of the COVID-19 pandemic on the hospitality industry and on Marriott’s business have been more severe than that of any other economic downturn or natural disaster in the 93-year history of the Company. In light of the uncertainty surrounding how and when travel may return to pre-pandemic levels, in February 2021, the Committee determined to temporarily redesign the performance factors underlying both our 2021 annual cash incentive program and 2021-2023 Performance Share Units (“PSUs”). The 2021 incentive plan designs are intended to align executives with more visible goals that address critical aspects of the groundwork for short- and medium-term progress toward recovery. Second, on February 15, 2021, shortly after the Committee met, Mr. Sorenson unexpectedly passed away, requiring the Committee to reevaluate the compensation decisions it had just made.

The Company’s compensation philosophy and principles remain unchanged, with an ongoing emphasis on performance-based compensation and long-term value for stockholders. The mix of compensation elements (cash and non-cash, annual and multi-year, and performance-based and service-based) remains similar to prior years and the long-term incentive weighting of PSUs, RSUs and SARs was unchanged.

2021 Annual Incentives

The 2021 Annual Incentive performance goals are weighted 60% on 2021 Adjusted EBITDA results and 40% on qualitative evaluation of goals aligned with Marriott’s “Here to Stay” strategic theme across three critical Company stakeholders: Associates, Customers and Owners/Franchisees. While not measured on a formula, several 2020 quantitative goals are included as part of the 2021 “Here to Stay” component, including associate engagement, guest satisfaction/intent to recommend, and rooms growth. All of the goals in the “Here to Stay” component support near-term actions aligned with Marriott’s business recovery. The 2021 Adjusted EBTIDA measure also serves as a gatekeeper, where zero annual incentives are paid if 2021 Adjusted EBITDA falls below a pre-established threshold.

2021-2023 Performance Share Units

The NEOs’ stock awards for 2021 were granted in a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs for each of our CEO and our President and 40% PSUs, 30% SARs and 30% RSUs for other NEOs, which is unchanged from the mix for 2020 stock awards. In light of the uncertainty inherent in the hospitality industry in the near future and the resulting difficulty in establishing multi-year financial goals, the Committee determined that the 2021-2023 PSUs will be earned after three years contingent on achievement of 2023 Adjusted EBITDA performance targets. Zero PSUs are earned if 2023 Adjusted EBITDA falls below a specified level, with the potential for target or above target payouts if 2023 Adjusted EBITDA equals or exceeds the target performance level. In addition, if 2023 Adjusted EBITDA equals or exceeds the target performance level, then then resulting number of shares ultimately earned will be modified up or down by up to 20% depending on the Company’s relative three-year TSR performance, measured against a performance peer group consisting of companies competing in the travel and hospitality industries. In selecting these two PSU performance measures, the Committee considered alignment with the Company’s business strategy, long-term value for stockholders, and the balance with 2021 Annual Incentive measures.

Stockholder Value PSUs

The Committee recognized that, due to the impact of the COVID-19 pandemic on our business in 2020, our NEOs received zero annual bonus for the year and, beginning in April 2020, their base salaries were significantly reduced for the remainder of the year: Mr. Sorenson’s base salary was reduced to zero (except as necessary for benefit deductions) and the other NEOs’ base salaries were reduced by 50%. At the same time, each of our NEOs made extraordinary contributions to the Company during the unprecedented challenges of the past year, including but not limited to, managing the Company’s financial structure to preserve liquidity and access to capital; developing innovative and enhanced cleaning protocols, technologies and approaches to customer service; mitigating potential harm to the company culture and human capital; and working closely with hotel owners and franchisees to help address their financial and operational concerns.

38	Marriott International, Inc.

Executive and Director Compensation

Although the Committee determined that the 2020 compensation results were appropriate under our pay-for-performance philosophy, it also determined it was appropriate to recognize the significant effort and accomplishments during the year and to motivate the management team in future years by providing a supplemental performance-oriented pay opportunity. Accordingly, in February 2021, the Committee determined to grant a supplemental, Stockholder Value PSU award to certain executives, including to our NEOs as described below. These awards are 100% performance-contingent and vest, if at all, in three years contingent on achievement of pre-established relative TSR goals and the number of shares that may be earned is based on the relative ranking of the Company’s relative three-year TSR performance, measured against a performance peer group consisting of companies competing in the travel and hospitality industries. The Committee determined that these Stockholder Value PSUs are aligned with Marriott’s compensation principles of emphasizing performance-based compensation and long-term value for stockholders. In designing and making these awards, the Committee took into account the following objectives: support Marriott’s business recovery strategy, recognize management’s accomplishments during 2020, align with the Company’s long-range succession planning needs, and retain a strong and consistent leadership team, when our competitors for talented executives include industries that have not been as severely impacted by the pandemic.

Compensation Decisions

The Committee recommended, and the Board approved, 2021 long-term equity awards for Mr. Sorenson with a grant date value of $11.5 million. However, Mr. Sorenson unexpectedly passed away before the awards were granted. Recognizing that the awards had been communicated to Mr. Sorenson and that pursuant to their standard terms such awards would have fully vested upon Mr. Sorenson’s death if they had been granted, the Committee recommended to the Board and the Board determined to honor the significant transformational contributions that Mr. Sorenson provided the Company during his tenure as President and CEO by paying such amount to his estate in lieu of the equity awards that had been previously approved.

Following Mr. Sorenson’s passing, the Board appointed Mr. Capuano to serve as CEO of Marriott and as a member of the Board, and Ms. Linnartz to serve as President of Marriott. The Committee recommended, and the Board approved, Mr. Capuano’s 2021 annual base salary as CEO at $1.3 million, set his target award under the 2021 Annual Incentive program at 200% of base salary and approved 2021 stock awards with a grant date value of $9 million. For Ms. Linnartz’s service as President, the Committee recommended, and the Board approved, her 2021 annual base salary at $1 million, set her target award under the 2021 Annual Incentive program at 100% of base salary and approved 2021 stock awards with a grant date value of $6.5 million. For the CEO and the President, the Committee maintained a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs. In addition, after considering Mr. Capuano’s and Ms. Linnartz’s increased responsibilities as CEO and President, the Committee recommended, and the Board approved, Stockholder Value PSUs with a grant date value of $3.5 million for Mr. Capuano and Stockholder Value PSUs with a grant date value of $2 million for Ms. Linnartz. As described above, these Stockholder Value PSUs are intended to be one-time awards, and not part of the executives’ annual compensation in future years.

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated, or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are permitted to use the Company jet for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits. None of the NEOs used the corporate jet for personal travel during 2020.

Other Benefits

Executives may participate in the same Company-wide benefit programs offered to all eligible U.S. associates. Some programs are paid for solely by the enrollees (including executives) such as 401(k) plan elective deferrals, vision coverage, long-term and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefit programs are paid for or subsidized by the Company for all enrollees such as the 401(k) Company match, group medical and dental coverage, $50,000 Company-paid life insurance, business travel accident insurance and tuition reimbursement.

2021 Proxy Statement	39

Executive and Director Compensation

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Company believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan. The EDC, including each NEO’s benefits under the EDC and the Company’s 2020 contributions to the EDC, is described under “Nonqualified Deferred Compensation for Fiscal Year 2020” on page 52. Due to the impact of the COVID-19 pandemic on our business, the Company did not to make Company contributions to EDC for 2020.

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC upon an NEO’s qualifying termination of employment in connection with a change in control of the Company, as described under “Potential Payments Upon Termination or Change in Control” on page 53. The Committee believes that, with these carefully structured benefits, the NEOs are better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that stockholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

The Company does not provide for tax gross-ups on these benefits and limits the Stock Plan benefits to avoid adverse tax consequences to the Company. Specifically, the Stock Plan benefits are subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Potential Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive if subject to an involuntary termination of employment in connection with a change in control.

Compensation Process and Policies

2020 “Say-on-Pay” Advisory Vote on Executive Compensation and Stockholder Engagement

At the Company’s 2020 annual meeting, stockholders once again expressed substantial support for the compensation of our NEOs with approximately 95% of the votes cast for approval of the “say-on-pay” advisory vote on our 2019 NEO compensation. During 2020, the Committee also sought and received comments from some of the Company’s significant institutional stockholders regarding the Company’s compensation process and policies. The Committee also reviewed with its Compensation Consultant the elements and mix of annual and long-term executive officer compensation, the external compensation market data described below, and the long-term effectiveness of the Company’s compensation programs. Based on the foregoing, the Committee determined that the structure and operation of the executive compensation program have been effective in aligning executive compensation with long-term stockholder value, and therefore determined to maintain the basic structure of the program.

40	Marriott International, Inc.

Executive and Director Compensation

Stock Ownership Policies

The Company reinforces its performance-based and long-term philosophy through its stock ownership policy which requires that, within five years of becoming subject to the policy, each NEO own Company stock with a total value equal to a multiple of three to six times his or her individual salary grade midpoint. Each NEO is in compliance with this policy.

We have adopted a number of related policies that further reflect alignment with long-term stockholder value.

•	Executive officers and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the required stock ownership levels.

•	The Company prohibits all associates, including the NEOs, and directors from engaging in short sale transactions related to Marriott stock.

•

PSUs and RSUs do not provide for accelerated distribution of shares upon retirement to ensure that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Hedging Prohibited

The Company prohibits all associates, including the NEOs, and directors from buying, selling, writing or otherwise entering into any hedging or derivative transaction related to Marriott stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a Marriott security, or similar instruments with a value derived from the value of a Marriott security, except that they may hold SARs or other derivative securities awarded to them as compensation under the Company’s equity compensation plans.

Clawbacks

In addition to the compensation clawback provisions of the Sarbanes-Oxley Act of 2002 that apply to the Chief Executive Officer and Chief Financial Officer, there is a separate clawback provision that applies to all equity awards issued to all NEOs. Under the Stock Plan and the NEOs’ award agreements, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under PSUs, RSUs or other stock awards if the executive’s employment is terminated for serious misconduct or the executive engages in criminal or tortious conduct or other behavior that is actually or potentially injurious to the Company or competes with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement.

Independent Compensation Consultant

The Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than having, in prior years, provided the Company with executive compensation data from a survey, which the Committee pre-approved, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

2021 Proxy Statement	41

Executive and Director Compensation

The Compensation Determination Process

In designing and determining 2020 NEO pay, the Committee considered recommendations from the Company’s Executive Vice President and Global Chief Human Resources Officer, from Mr. Sorenson with regard to the compensation of the NEOs other than himself, and from the Company’s Executive Chairman and Chairman of the Board, J.W. Marriott, Jr., as well as the advice and recommendations of the Compensation Consultant. The Committee also obtained input and approval from the full Board, with the independent directors meeting in executive session, regarding the compensation for Mr. Sorenson.

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs, and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, and Company and individual performance against internal targets as well as performance of competitors, competitive recruiting and retention pressures, internal pay equity and succession and development plans.

The Committee also reviews total pay opportunity for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. This review of total pay opportunity is designed as a market check to align the potential range of total direct compensation outcomes with our long-term performance expectations and actual results. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical and annual business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total stockholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Market Data

The external market data utilized by the Company for 2020 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent both within and outside of the lodging industry for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company considers the results of the revenue-based surveys as well as those of the custom survey, in terms of total pay and each component of pay. The Committee also considers compensation practices at select lodging companies. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue similar to that of the Company. For 2020, the surveys were the Executive & Senior Management Total Compensation Survey (provided by Pearl Meyer), the Aon Hewitt TCM Total Compensation by Industry Executive and Senior Management Survey, the WTW CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of Long-Term Incentives. The same set of surveys was also referenced last year. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

42	Marriott International, Inc.

Executive and Director Compensation

Custom Survey

There are no other U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee selected appropriate comparator group companies from a broad universe of companies that compete with Marriott for executive talent, are of similar size in annual revenue or have a similar focus on marketing, e-commerce, consumers and brand image even if they do not compete directly in the lodging business. The Committee annually reviews the comparator group for potential changes (e.g., due to mergers and acquisition activity or changes in company size and business mix) but does not generally anticipate making significant changes every year, in order to allow for consistency and comparability of market data from year-to-year. The comparator group companies reviewed for 2020, which were unchanged from the prior year, are shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics.

	2020 Revenues(1) as of December 31, 2020	Market Capitalization(1) as of December 31, 2020	Enterprise Value(1) as of December 31, 2020	Number of Employees
Lodging Companies
Hilton Worldwide Holdings Inc.	$ 4,307	$ 30,885	$ 39,299	141,000
Hyatt Hotels Corp	2,066	7,521	9,292	37,000
Wyndham Hotels & Resorts, Inc.	1,300	5,635	7,754	9,000
Other Hotel, Restaurant & Leisure Companies
Carnival Corp	5,595	21,718	40,585	70,000
Las Vegas Sands Corp	3,612	45,534	58,321	46,000
McDonald’s Corp	19,208	159,948	207,962	200,000
MGM Resorts International	5,162	15,576	36,095	45,000
Royal Caribbean Cruises Ltd	2,209	17,731	34,042	84,900
Starbucks Corp	23,518	120,086	139,766	349,000
Other Retail & Consumer Branded Companies
Best Buy Company, Inc.	47,262	28,780	27,827	125,000
Macy’s Inc.	18,097	1,926	9,029	123,000
Nike, Inc.	37,403	212,153	213,146	75,400
The TJX Companies, Inc.	32,137	60,992	66,053	286,000
The Walt Disney Company	65,388	322,682	377,876	203,000
E-Commerce Companies
eBay Inc.	10,271	34,371	38,574	12,700
Expedia Group, Inc.	5,199	19,012	26,996	19,100
Booking Holdings Inc.	6,796	91,228	88,945	20,300
Marriott International, Inc.(2)	10,571	42,795	53,264	121,000
Percentile Rank	56th	60th	60th	62nd

Source:	Bloomberg
(1)	Amounts are reported in millions. Enterprise Value is the sum of market capitalization, debt and preferred stock, less cash and cash equivalents.
(2)

Revenue amount for the Company is shown as reflected in our financial statements. However, system-wide revenues, including revenues of our franchisees, are much higher. Similarly, the number of Marriott employees shown does not include associates employed by our hotel owners (which is common outside the U.S.) or hotel personnel employed by our franchisees or other management companies hired by our franchisees.

Risk Considerations

The Committee considered risk in determining 2020 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

2021 Proxy Statement	43

Executive and Director Compensation

•	Annual cash incentive programs include a diverse mix of corporate and individual performance metrics.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short-term and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•	PSUs are subject to performance measures that reflect the strength of our brands and drive long-term financial and stock performance.

•

Annual stock awards are generally granted as a mix of PSUs, RSUs, and SARs that generally vest over or after at least three years, which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market, while also taking into consideration the Company’s relative performance.

•	The NEOs are subject to compensation clawback provisions.

•	Stock ownership requirements align the long-term interests of NEOs with the interests of stockholders.

•	All associates, including the NEOs, and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

44	Marriott International, Inc.

Executive and Director Compensation

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table presents the compensation we paid in fiscal years 2018, 2019 and 2020 to our former President and CEO (who was serving as an executive officer as of the end of 2020), our current CEO (who commenced service as CEO February 21, 2021 and was one of our three most highly compensated executive officers in 2020), our Chief Financial Officer and the other two most highly compensated executive officers in 2020.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Arne M. Sorenson Former President and Chief Executive Officer	2020	414,615	0	6,101,867	2,250,059	0	133,471	26,344	8,926,356
	2019	1,300,000	0	6,182,815	2,192,342	3,519,765	44,004	196,961	13,435,887
	2018	1,300,000	0	6,222,315	2,207,473	2,925,000	23,309	255,895	12,933,992
Anthony G. Capuano Chief Executive Officer (former Group President, Global Development, Design and Operations Services)	2020	597,356	0	2,840,318	810,053	0	19,585	9,150	4,276,462
	2019	850,000	0	2,905,435	867,306	1,198,416	6,569	52,113	5,879,839
	2018	824,000	0	2,857,618	822,221	1,187,590	3,630	52,285	5,747,344

Stephanie C. Linnartz President (former Group President, Consumer Operations, Technology and Emerging Businesses)	2020	592,308	0	2,127,478	960,007	0	9,505	9,263	3,698,561
	2019	850,000	0	2,143,134	1,027,896	774,874	2,616	75,390	4,873,910
	2018	824,000	0	2,104,657	980,480	917,730	528	111,483	4,938,878

Kathleen K. Oberg Executive Vice President and Chief Financial Officer	2020	558,461	0	1,966,863	930,048	0	37,121	24,155	3,516,648
	2019	800,000	0	1,993,105	906,186	805,254	11,331	76,470	4,592,346
	2018	772,500	0	1,940,374	883,017	996,526	4,683	107,957	4,705,057
David J. Grissen Former Group President, The Americas	2020	605,769	0	2,982,313	1,410,052	0	173,283	9,263	5,180,680
	2019	850,000	0	2,057,387	935,415	921,430	54,186	76,644	4,895,062
	2018	824,000	0	2,005,349	912,502	951,376	26,620	97,186	4,817,033

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under the Company’s qualified 401(k) plan and the EDC.
(2)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, and therefore differs from the target award values approved by the Committee. The assumptions for making the valuation determinations for SAR Awards are set forth in the footnotes to the Grants of Plan-Based Awards for Fiscal Year 2020 table, below.

(3)

Approximately 66% of the value reported in this column for Mr. Sorenson in 2020, and 56% of the value reported for the other NEOs in 2020, (disregarding Mr. Capuano’s separate RSU described in the CD&A) represents the value of PSUs at the grant date based upon target performance which is the most probable outcome as of the grant date with respect to performance. Assuming that the highest level of performance conditions is achieved for all PSUs, the grant date fair values of the PSUs included in the 2020 Stock Awards column for Messrs. Sorenson and Capuano, Ms. Linnartz, Ms. Oberg and Mr. Grissen would be $6,044,753, $1,451,147, $1,805,044, $1,665,648 and $2,525,587, respectively.

(4)

This column reports all amounts earned under the Company’s annual cash incentive program during the fiscal year, which were paid in February of the following fiscal year (except for fiscal year 2020 where there was no annual cash incentive paid) unless deferred under the EDC.

(5)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2020.”

(6)

All Other Compensation for fiscal year 2020 consists of Company contributions to the Company’s qualified 401(k) plan of $9,263 for each NEO other than Mr. Capuano and Ms. Oberg, and $9,150 for Mr. Capuano and $8,970 for Ms. Oberg; and perquisites and personal benefits, including spousal accompaniment while on business travel and complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of other hotel-related services such as golf and spa facilities while on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any NEO for the fiscal year.

2021 Proxy Statement	45

Executive and Director Compensation

Grants of Plan-Based Awards for Fiscal Year 2020

The following table presents the plan-based awards granted to the NEOs in 2020.

Name	Grant Date(1)	Board Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards (Number of Shares of Stock or Units) (#)	All Other SAR Awards (Number of Securities Underlying SARs) (#)	Exercise or Base Price of SARs ($/sh)	Grant Date Fair Value of Stock/ SAR Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Sorenson
Cash Incentive			630,000	2,800,000	5,600,000	—	—	—	—	—	—	—
PSU	3/2/20	2/14/20	—	—	—	18,726	37,452	56,178	—	—	—	4,029,835
RSU	3/2/20	2/14/20	—	—	—	—	—	—	18,726	—	—	2,072,032
SAR	3/2/20	2/14/20	—	—	—	—	—	—	—	82,239	120.16	2,250,059
Mr. Capuano
Cash Incentive			328,125	656,250	1,312,500	—	—	—	—	—	—	—
PSU	3/2/20	2/12/20	—	—	—	4,496	8,991	13,487	—	—	—	967,432
RSU	3/2/20	2/12/20	—	—	—	—	—	—	6,744	—	—	746,224
RSU	3/2/20	2/12/20	—	—	—	—	—	—	9,974	—	—	1,126,663
SAR	3/2/20	2/12/20	—	—	—	—	—	—	—	29,055	120.16	810,053
Ms. Linnartz
Cash Incentive			164,063	656,250	1,312,500	—	—	—	—	—	—	—
PSU	3/2/20	2/12/20	—	—	—	5,327	10,653	15,980	—	—	—	1,203,363
RSU	3/2/20	2/12/20	—	—	—	—	—	—	7,992	—	—	924,115
SAR	3/2/20	2/12/20	—	—	—	—	—	—	—	32,280	120.16	960,007
Ms. Oberg
Cash Incentive			139,219	618,750	1,237,500	—	—	—	—	—	—	—
PSU	3/2/20	2/12/20	—	—	—	5,160	10,320	15,480	—	—	—	1,110,432
RSU	3/2/20	2/12/20	—	—	—	—	—	—	7,740	—	—	856,431
SAR	3/2/20	2/12/20	—	—	—	—	—	—	—	33,993	120.16	930,048
Mr. Grissen
Cash Incentive			139,453	656,250	1,312,500	—	—	—	—	—	—	—
PSU	3/2/20	2/12/20	—	—	—	7,824	15,648	23,472	—	—	—	1,683,725
RSU	3/2/20	2/12/20	—	—	—	—	—	—	11,736	—	—	1,298,588
SAR	3/2/20	2/12/20	—	—	—	—	—	—	—	51,537	120.16	1,410,052

(1)

The Committee approved the annual stock awards for Mr. Capuano, Ms. Linnartz, Ms. Oberg and Mr. Grissen at its February 12, 2020 meeting, and the Board approved the annual stock awards for Mr. Sorenson at its February 14, 2020 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was March 2, 2020, the second trading day following the Company’s annual earnings conference call for the 2019 fiscal year.

(2)

The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target, and maximum performance objectives under the Company’s annual cash incentive program.

(3)

These columns report the number of shares issuable under PSUs granted to the NEOs for the 2020-2022 performance period. Annual PSUs reported in these columns are conditioned on the achievement over a three-year performance period of Global Gross Room Openings, Active Marriott Bonvoy Loyalty Member Growth, and Adjusted Global Operating Income Growth goals, with threshold representing 50% of the target number of shares and maximum representing 150% of target. For these PSUs, one-third of the target number of shares is subject to each performance objective, with otherwise identical terms.

(4)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in 2020 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. We used the following assumptions to determine the fair value of the SAR Awards granted in 2020: expected volatility = 22.95%; dividend yield = 1.32%; risk-free rate = 1.04–1.10%; and expected term = 8–10 years. In making these assumptions, we base expected volatility on the historical movement of the Company’s stock price. We base risk-free rates on the corresponding U.S. Treasury spot rates for the expected duration at the date of grant, which we convert to a continuously compounded rate. The dividend yield assumption takes into consideration both historical levels and expectations of future dividend payout. The weighted average expected terms for SAR Awards are an output of our valuation model which utilizes historical data in estimating the time period that the SARs are expected to remain unexercised. We calculate the expected terms for SARs for separate groups of retirement eligible and non-retirement eligible employees. Our valuation model also uses historical data to estimate exercise behaviors, which include determining the likelihood that employees will exercise their SARs before expiration at a certain multiple of stock price to exercise price. For PSUs, the value reported is based on the grant date stock price of the target number of shares subject to the award.

46	Marriott International, Inc.

Executive and Director Compensation

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of PSUs, RSUs and SARs granted under the Stock Plan to each NEO during the 2020 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the annual cash incentive program for 2020, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value approved by the Human Resources and Compensation Committee for 2020, which was zero.

Annual Cash Incentives. The Human Resources and Compensation Committee carefully evaluates rigorous performance factors for each NEO under the annual cash incentive program. The performance factors used for 2020 are described below. As discussed above, due to the impact of the COVID-19 pandemic on our business, management recommended, and the Committee approved, that our NEOs receive zero annual incentive for 2020.

•

Adjusted EPS and Operating Profit: The Company places a heavy emphasis on adjusted EPS as a performance measure because adjusted EPS is an important indicator of Company profitability and aligns the interests of management with those of our stockholders. For purposes of the annual cash incentive program, the Company modifies EPS as reported under U.S. GAAP during the target-setting process, which is an extensive annual budgeting process. Hotels and individual corporate units develop and submit budgets, which the Company then consolidates and adjusts based on external market factors such as global and domestic economic forecasts and lodging industry outlook as well as internal factors such as current revenue from group bookings, expected unit growth for the year and expected capital needs. The adjusted EPS target includes the anticipated approximate impact on EPS of the Company’s planned share buy-back program for the year and excludes items that are not expected to have a direct impact on the business going forward, such as merger and related costs, impairments, changes in accounting standards, tax adjustments and gains/losses on sale.

The Board reviewed and approved the budget in February 2020. In setting the adjusted EPS target for 2020 (“Adjusted EPS”), EPS was adjusted to exclude the impact of asset sales, impact of differences in cost reimbursement revenue and reimbursed expenses, impairments, and merger and related costs.

Considering these factors, the Committee set the Adjusted EPS target for 2020 at a level that the Committee believed was achievable but not certain to be met, which was $6.31. Due to the impact of the COVID-19 pandemic on our business, Adjusted EPS for 2020 was significantly below the threshold level, which resulted in no payout for the Adjusted EPS component. For 2020, the Committee had established the following payout scale for Adjusted EPS performance:

Adjusted EPS Achievement vs. Target	Incentive Award	Payout as % of Target*
Below 87%	No Payment	0%
87%	Threshold Payment	25%
100%	Target Payment	100%
107% and Above	Maximum Payment	200%

*	If the achievement falls between two of the stated performance levels, the incentive payment is interpolated between the corresponding incentive levels.

For Mr. Grissen, in addition to Adjusted EPS, his financial performance objectives included operating profit from the Americas division, his primary area of responsibility. The Americas Adjusted Operating Profit target was $2,210 million, and due to the impact of the COVID-19 pandemic on our business, the results were significantly below threshold, corresponding to zero payout.

•

Room Growth: Assessment of room growth is based on a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. The room growth target was reviewed and approved by the Board in February 2020 at a level significantly above 2019 targets. This target level is based on an extensive annual budgeting process whereby a budget was developed for each geographic region that was identified for potential growth and was consolidated and finalized by the Company’s Lodging Development Department after consideration of external market factors such as global and domestic economic forecasts and lodging industry outlook. For Mr. Grissen, this same process is followed to establish the room growth target for the Americas division.

2021 Proxy Statement	47

Executive and Director Compensation

For each NEO whose cash incentive plan includes the room growth performance measure, except Mr. Capuano, achievement of less than the target results in no component payout, and for Mr. Capuano achievement of 59% of the target results in a threshold component payout. Maximum payout is achieved at achievement of 118% of the room growth target for each NEO other than Mr. Capuano, for whom maximum payout is achievement of 176% of target.

The Committee established a wider performance and payout range for Mr. Capuano to more accurately measure and incentivize him for achieving growth goals. For 2020, the net present value of rooms approved for development resulted in no payout for the NEOs, except for Mr. Capuano, who would have received a payout for this component of above threshold but below target. However, as discussed above, due to the impact of the COVID-19 pandemic on our business, management recommended, and the Committee approved, that there be no payout for this or any other annual incentive plan component.

•

Global Sales: Assessment of sales is measured by percentage point difference between the actual growth rate over the prior year versus the budgeted growth percentage for global constant dollar RevPAR. For 2020, the Company’s results were below threshold performance level, resulting in no payout.

•

Associate Engagement: Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third party) as compared against external benchmark results provided by the third-party company. However, due to the impact of the COVID-19 pandemic on our business, for 2020 the Company determined not to complete the associate engagement survey and therefore there was no payout for this annual incentive plan component.

•

RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index, or Americas RevPAR Index for Mr. Grissen. RevPAR Index measures each hotel’s RevPAR against the RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. RevPAR Index is an industry-specific measure of relative performance. Worldwide RevPAR Index is a weighted average of the RevPAR Index of all our hotels (or all hotels in the Americas for Mr. Grissen) except for such hotels that recently opened, recently underwent a significant renovation, or had incomplete competitive reporting. In order for any payout to occur, the Company’s worldwide (or Americas) RevPAR Index score must exceed 100. A score above 100 indicates that the Company has a premium RevPAR relative to its competitors. RevPAR Index must reflect an increase over prior year RevPAR Index results to exceed target component payout. Since the Company’s historical positioning relative to competitors has been strong, year-over-year increases in RevPAR Index indicate additional improvements in relative performance. For 2020, the Company and the Americas division achieved an overall RevPAR Index score above 100 and year-over-year increases that were significantly higher than target, which would have resulted in a maximum payout. However, as discussed above, due to the impact of the COVID-19 pandemic on our business, management recommended, and the Committee approved, that there be no payout for this or any other annual incentive plan component.

•

Guest Satisfaction: Assessment of guest satisfaction is based on Company-wide guest satisfaction survey results for the year compared with pre-established goals. Results are based on a compilation of survey results from numerous satisfaction surveys across the Company’s brands and for the Americas division for Mr. Grissen. The annual goals are designed to be difficult to accomplish and not certain to be met. However, due to the impact of the COVID-19 pandemic on our business, for 2020 the Company determined to suspend the guest satisfaction surveys making the full year results unmeasurable and therefore there was no payout for this annual incentive plan component.

•

Individual Achievement: Each year the Company sets specific, individual performance objectives for the NEOs. Each NEO has both shared Company-wide objectives as well as a different set of objectives that is aligned to his or her unique responsibilities and role within the Company. The objectives are developed by the CEO and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the case of Mr. Sorenson’s performance objectives). The performance objectives generally are difficult to accomplish and relate to key duties of the positions. Examples of the types of performance objectives are: continue to deliver value to our Marriott Bonvoy members and enrich the experiences of our guests; execute brand distinction strategies; execute relevant diversity and inclusion strategies; achieve enhancements in digital and distribution technologies; and execute agreements in support of continued growth. Moreover, as discussed above, throughout 2020 each NEO also had to address the unprecedented challenges of the COVID-19 pandemic on our industry and business.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the individual performance objectives. The performance objectives are not assigned specific weightings and may be modified by the Committee during the performance period if a change in business circumstances warrants. The

48	Marriott International, Inc.

Executive and Director Compensation

actual payments relating to performance objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above-target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. No payments are made if performance is below threshold expectations. For each of the five years preceding 2020, the NEOs received award levels varying from target to a maximum payout for individual achievement (except for the CEO’s payout for 2018). For 2020, each NEO showed exceptional performance in the face of unprecedented challenges resulting from the COVID-19 pandemic, including, but not limited to, managing the Company’s financial structure to preserve liquidity and access to capital; developing innovative and enhanced cleaning protocols, technologies and approaches to customer service; mitigating potential harm to the Company culture and human capital; and working closely with hotel owners and franchisees to help address their financial and operational concerns. We were also honored in 2020 to be recognized by DiversityInc as the #1 Company for Diversity and by Fortune as one of the “Best Companies to Work For” for the 23rd consecutive year. Notwithstanding these significant accomplishments, due to the impact of the COVID-19 pandemic on our business, management recommended, and the Committee approved, that there be no payout for this annual incentive plan component.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows information about outstanding Company SARs, RSUs and PSUs at December 31, 2020, our fiscal year-end. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 31, 2020 of the Company’s Class A common stock, which was $131.92.

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Sorenson	2/21/12	SARs	225,228	—		34.67	2/21/22	21,903,423	—	—		—
	2/22/13	SARs	229,008	—		39.27	2/22/23	21,217,591	—	—		—
	2/24/14	SARs	118,416	—		53.25	2/24/24	9,315,787	—	—		—
	2/23/15	SARs	77,043	—		82.67	2/23/25	3,794,368	—	—		—
	2/22/16	SARs	91,536	—		66.86	2/22/26	5,955,332	—	—		—
	2/21/17	SARs	62,148	—		88.31	2/21/27	2,710,274	—	—		—
	2/20/18	SARs	31,594	15,797	(1)	139.54	2/20/28	—	—	—		—
	3/5/19	SARs	20,702	41,404	(1)	124.79	3/5/29	147,605	295,211	—		—
	3/2/20	SARs	—	82,239	(1)	120.16	3/2/30	—	967,131	—		—
		RSUs	—	—		—		—	—	36,123	(2)	4,765,346
		PSUs	—	—		—		—	—	32,250	(3)	4,254,420
		PSUs	—	—		—		—	—	36,063	(4)	4,757,431
		PSUs	—	—		—		—	—	37,452	(5)	4,940,668
Mr. Capuano	2/24/14	SARs	16,000	—		53.25	2/24/24	1,258,720	—	—		—
	2/23/15	SARs	23,115	—		82.67	2/23/25	1,138,414	—	—		—
	2/22/16	SARs	30,513	—		66.86	2/22/26	1,985,176	—	—		—
	2/21/17	SARs	23,370	—		88.31	2/21/27	1,019,166	—	—		—
	2/20/18	SARs	10,952	5,476	(1)	139.54	2/20/28	—	—	—		—
	3/5/19	SARs	7,453	14,906	(1)	124.79	3/5/29	53,140	106,280	—		—
	3/2/20	SARs	—	29,055	(1)	120.16	3/2/30	—	341,687	—		—
		RSUs	—	—		—		—	—	40,547	(6)	5,348,960
		PSUs	—	—		—		—	—	7,455	(3)	983,464
		PSUs	—	—		—		—	—	8,655	(4)	1,141,768
		PSUs	—	—		—		—	—	8,991	(5)	1,186,093
Ms. Linnartz	2/21/17	SARs	9,447	—		88.31	2/21/27	411,984	—	—		—
	2/20/18	SARs	13,060	6,530	(1)	139.54	2/20/28	—	—	—		—
	3/5/19	SARs	8,833	17,666	(1)	124.79	3/5/29	62,979	125,959	—		—
	3/2/20	SARs	—	32,280	(1)	120.16	3/2/30	—	379,613	—		—
		RSUs	—	—		—		—	—	15,344	(7)	2,024,180
		PSUs	—	—		—		—	—	8,889	(3)	1,172,637
		PSUs	—	—		—		—	—	10,260	(4)	1,353,499
		PSUs	—	—		—		—	—	10,653	(5)	1,405,344

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Executive and Director Compensation

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ms. Oberg	2/22/16	SARs	27,462	—		66.86	2/22/26	1,786,678	—	—		—
	2/21/17	SARs	25,854	—		88.31	2/21/27	1,127,493	—	—		—
	2/20/18	SARs	12,638	6,319	(1)	139.54	2/20/28	—	—	—		—
	3/5/19	SARs	8,557	17,114	(1)	124.79	3/5/29	61,011	122,023	—		—
	3/2/20	SARs	—	33,993	(1)	120.16	3/2/30	—	399,758	—		—
		RSUs	—	—		—		—	—	14,860	(8)	1,960,331
		PSUs	—	—		—		—	—	8,601	(3)	1,134,644
		PSUs	—	—		—		—	—	9,939	(4)	1,311,153
		PSUs	—	—		—		—	—	10,320	(5)	1,361,414
Mr. Grissen	2/24/14	SARs	43,914	—		53.25	2/24/24	3,454,714	—	—		—
	2/23/15	SARs	30,177	—		82.67	2/23/25	1,486,217	—	—		—
	2/22/16	SARs	38,139	—		66.86	2/22/26	2,481,323	—	—		—
	2/21/17	SARs	28,341	—		88.31	2/21/27	1,235,951	—	—		—
	2/20/18	SARs	13,060	6,530	(1)	139.54	2/20/28	—	—	—		—
	3/5/19	SARs	8,833	17,666	(1)	124.79	3/5/29	62,979	125,959	—		—
	3/2/20	SARs	—	51,537	(1)	120.16	3/2/30	—	606,075	—		—
		RSUs	—	—		—		—	—	19,088	(9)	2,518,089
		PSUs	—	—		—		—	—	8,889	(3)	1,172,637
		PSUs	—	—		—		—	—	10,260	(4)	1,353,499
		PSUs	—	—		—		—	—	15,648	(5)	2,064,284

(1)	SARs are exercisable in 33% increments on each of the first, second, and third anniversary of the grant date.
(2)	These RSUs vested or are scheduled to vest as follows: 17,628 on February 15, 2021; 12,253 on February 15, 2022; 6,242 on February 15, 2023.
(3)	These PSUs are equity incentive plan awards that have been earned and vested on February 15, 2021.
(4)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2022, pending performance results and continued service.
(5)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2023, pending performance results and continued service.
(6)	These RSUs vested or are scheduled to vest as follows: 14,396 on February 15, 2021; 13,929 on February 15, 2022; 12,222 on February 15, 2023.
(7)	These RSUs vested or are scheduled to vest as follows: 7,451 on February 15, 2021; 5,229 on February 15, 2022; 2,664 on February 15, 2023.
(8)	These RSUs vested or are scheduled to vest as follows: 7,215 on February 15, 2021; 5,065 on February 15, 2022; 2,580 on February 15, 2023.
(9)	These RSUs vested or are scheduled to vest as follows: 8,699 on February 15, 2021; 6,477 on February 15, 2022; 3,912 on February 15, 2023.

SAR Exercises and Stock Vested During Fiscal Year 2020

The following table shows information about SAR exercises and vesting of RSU and PSU awards during fiscal year 2020.

	SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Mr. Sorenson					RSU/PSU	2/18/20	65,459	9,494,828

Mr. Capuano	SAR	11/24/20	15,578	1,193,041	RSU/PSU	2/18/20	29,738	4,313,497

Ms. Linnartz					RSU/PSU	2/18/20	22,304	3,235,195

Ms. Oberg					RSU/PSU	2/18/20	20,615	2,990,206

Mr. Grissen	SAR	6/5/20	102,768	7,482,091	RSU/PSU	2/18/20	22,304	3,235,195

50	Marriott International, Inc.

Executive and Director Compensation

(1)

For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the market price at the time of exercise.

(2)	The value realized upon exercise is based on the spread between the market price of the Company’s Class A common stock at the time of exercise and the exercise price.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

The following tables include additional information regarding the value realized by the NEOs in 2020 on the exercise or vesting of Marriott stock awards reported in the table above.

	2020 SAR Exercises
Name	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Mr. Capuano	2/24/14	10 years	11/24/20	15,578	53.25	129.84	144	1,193,041
Mr. Grissen	2/21/12	10 years	6/5/20	35,972	34.67	110.68	219	2,734,231
	2/22/13	10 years	6/5/20	66,796	39.27	110.35	181	4,747,860

	2020 Restricted/Performance Stock Unit Award Vesting
Name	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/ Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Sorenson	2/21/17	2/18/20	54,073	88.31	145.05	64	7,843,289
	2/20/18	2/18/20	5,375	139.54	145.05	4	779,644
	3/5/19	2/18/20	6,011	124.79	145.05	16	871,895
Mr. Capuano	2/21/17	2/18/20	25,710	88.31	145.05	64	3,729,236
	2/20/18	2/18/20	1,864	139.54	145.05	4	270,373
	3/5/19	2/18/20	2,164	124.79	145.05	16	313,888
Ms. Linnartz	2/21/17	2/18/20	17,517	88.31	145.05	64	2,540,841
	2/20/18	2/18/20	2,222	139.54	145.05	4	322,301
	3/5/19	2/18/20	2,565	124.79	145.05	16	372,053
Ms. Oberg	2/21/17	2/18/20	15,980	88.31	145.05	64	2,317,899
	2/20/18	2/18/20	2,150	139.54	145.05	4	311,858
	3/5/19	2/18/20	2,485	124.79	145.05	16	360,449
Mr. Grissen	2/21/17	2/18/20	17,517	88.31	145.05	64	2,540,841
	2/20/18	2/18/20	2,222	139.54	145.05	4	322,301
	3/5/19	2/18/20	2,565	124.79	145.05	16	372,053

2021 Proxy Statement	51

Executive and Director Compensation

Nonqualified Deferred Compensation for Fiscal Year 2020

The following table presents contributions, earnings, distributions, and balances under the EDC for the 2020 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Mr. Sorenson	236,063	0	253,273	—	7,864,826

Mr. Capuano	17,921	0	37,232	—	1,154,863

Ms. Linnartz	82,031	0	17,574	—	609,016

Ms. Oberg	218,067	0	69,846	—	2,219,251

Mr. Grissen	945,330	0	327,337	—	10,310,479

(1)

The amounts in this column consist of elective deferrals by the NEOs of salary for the 2020 fiscal year and non-equity incentive plan compensation for 2019 (otherwise payable in 2020) under the EDC. The following table indicates the portion of each executive’s elective contributions that was attributable to 2020 salary that is reported in the Summary Compensation Table.

Name	Amounts that Relate to the Contribution of Salary ($)

Mr. Sorenson	24,877

Mr. Capuano	17,921

Ms. Linnartz	35,539

Ms. Oberg	16,754

Mr. Grissen	484,615

(2)

The amounts in this column reflect aggregate notional earnings during 2020 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2020 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2020 ($)

Mr. Sorenson	133,471

Mr. Capuano	19,585

Ms. Linnartz	9,505

Ms. Oberg	37,121

Mr. Grissen	173,283

(3)

This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2020 fiscal year. The following table presents the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements.

Name	Amounts that were Reported as Compensation in Prior Year Proxy Statements ($)

Mr. Sorenson	5,407,786

Mr. Capuano	326,427

Ms. Linnartz	535,615

Ms. Oberg	1,352,008

Mr. Grissen	4,644,536

52	Marriott International, Inc.

Executive and Director Compensation

Under the EDC, the NEOs and other participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are fully vested. In addition, the Company may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts, which is vested when made. The match is intended to provide the NEOs (and other highly-paid associates) with matching contributions that are similar to matching contributions that would have been made under the Company’s tax-qualified 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. There was no match for 2020 due to the impact of the COVID-19 pandemic on our business and industry.

The Company also may make an additional discretionary contribution to participants’ (including the NEOs’) EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the NEOs for 2020.

The EDC also provides participants the opportunity for long-term capital appreciation by crediting participant accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 3.4% for 2020. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Participants may receive a distribution of the vested portion of their EDC accounts upon termination of employment or, in the case of participant deferrals and Company matching contributions (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the participant. Each year’s deferrals and Company match may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed 20 years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the participant as a single lump sum cash payment or annual cash payments over a term of two to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are specified employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Under the Stock Plan and the relevant award agreements (other than Mr. Capuano’s separate RSU awards described in the CD&A), upon retirement, an NEO may continue to vest in and receive distributions under outstanding RSUs and PSUs for the remainder of their vesting period and may exercise SARs for up to five years subject to the awards’ original terms. However, the stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining to the first vesting date. Stock awards will vest in full upon permanent disability (as defined in the Stock Plan), including at target performance level for PSUs.

Under the EDC, upon retirement or termination due to permanent disability (as defined in the EDC), an NEO will immediately vest in any unvested portion of his or her EDC account.

Any cash incentive payments under the annual cash incentive program will be forfeited if an executive is not employed on the last day of the year, except that the annual cash incentive will be paid based on the target performance level, pro-rated based on the days worked during the year, upon death or disability, in addition to payment upon an NEO’s termination of employment in connection with or following a change in control as discussed below.

For purposes of Stock Plan awards, retirement means a termination of employment by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC, has attained 20 years of service with the Company. However, for Stock Plan awards, retiree status is subject to the Committee’s (or its designee’s) prior approval, and the Committee (or its designee) has the authority to revoke approved retiree status if an executive’s employment is subsequently found to have been terminated because of the executive’s serious misconduct, or because the executive has engaged in competition with the Company or criminal conduct or other behavior that is actually or potentially

2021 Proxy Statement	53

Executive and Director Compensation

harmful to the Company. An NEO who dies as an employee or while an approved retiree immediately vests in his or her EDC account and stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2020, each of the NEOs other than Ms. Linnartz met the age and service conditions for retirement eligibility. Ms. Linnartz will meet those conditions if she remains employed until March 28, 2023.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled, or exchanged for value. The intrinsic values of the vested and unvested SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2020 Fiscal Year-End table.

In addition, if any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan (including at the target performance level for PSUs). In those circumstances, all SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following termination of employment if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment in connection with or following a change in control, and any unvested EDC balances will immediately vest.

The table below reflects the intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2020, the end of our fiscal year (based on the Company’s closing stock price of $131.92 on December 31, 2020). Each of the NEOs was fully vested in their EDC accounts as of December 31, 2020.

Name	Plan	Retirement ($)(1)	Disability ($)	Death ($)	Change in Control and Termination ($)
Mr. Sorenson	Stock Plan	18,882,217	19,980,206	19,980,206	19,980,206
	Total Cash Incentive	—	2,800,000	2,800,000	2,800,000
Mr. Capuano	Stock Plan	5,148,991	9,108,251	9,108,251	9,108,251
	Total Cash Incentive	—	656,250	656,250	656,250
Ms. Linnartz	Stock Plan	—	6,461,232	6,461,232	6,461,232
	Total Cash Incentive	—	656,250	656,250	656,250
Ms. Oberg	Stock Plan	5,924,700	6,289,323	6,289,323	6,289,323
	Total Cash Incentive	—	618,750	618,750	618,750
Mr. Grissen	Stock Plan	7,287,682	7,840,543	7,840,543	7,840,543
	Total Cash Incentive	—	656,250	656,250	656,250

(1)

These Stock Plan amounts will become exercisable or be distributed following retirement over the period described in the awards, subject to the conditions not to engage in competition or other conduct injurious to the Company as described in more detail above, provided that, a portion of the stock awards granted on March 2, 2020 will remain outstanding based on the number of days from the grant date through the retirement date.

The benefits presented in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and vested EDC balances, and benefits available generally to salaried associates such as benefits under the Company’s 401(k) plan, group medical and dental

54	Marriott International, Inc.

Executive and Director Compensation

plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

CEO Pay Ratio

The 2020 annual total compensation of the median compensated employee was $36,352; Mr. Sorenson’s 2020 annual total compensation was $8,926,356, and the ratio of these amounts was 1-to-246.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our 2020 median employee from our employee population on November 1, 2020, our determination date, we used total gross earnings, which we measured over a 10-month period that included the January 1 to October 31, 2020 payroll cycles. We estimated total gross earnings for full- and part-time permanent employees who did not work for the entire 10-month period, including those who were furloughed or on unpaid leaves of absence, based on their earnings for the portion of the period that they worked. At non-U.S. managed hotels, where employment laws and practices may vary, we included only those individuals who are identified as employees on the records of the business units where they work.

Director Compensation

Our director compensation program is reviewed annually. The Committee reviews annual director compensation at the 50th percentile of external market data, which includes surveys of similarly-sized, cross-industry companies, as well as a custom peer group of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the appropriate reference against which our director compensation program should be assessed. To provide additional context, the Committee considers director compensation practices of select competitors in the lodging industry. The Committee also reviews and considers historical financial, business and total stockholder return results, as well as the external view of various stakeholders such as stockholders and proxy advisors.

For 2020, the Committee set non-employee director compensation in the form of annual cash fees and Non-Employee Director Deferred Share Awards (“Deferred Share Awards”) under the Stock Plan for 2020, as follows:

Type of Fee (all fees below are annual)	Amount of Fee ($)
Board Retainer Fee	85,000
Deferred Share Award	165,000
Lead Independent Director Fee	40,000
Audit Committee Chair Fee	30,000
Other (Non-Audit) Committee Chair Fee	20,000
Audit Committee Member Retainer Fee	15,000

2021 Proxy Statement	55

Executive and Director Compensation

We typically pay retainer, chair and lead independent director cash fees on a quarterly basis. However, due to the impact of the COVID-19 pandemic on our business, in March 2020, the Board determined that all director cash fees payable for services during the 2020 fiscal year be reduced to zero, regardless of whether a director had elected previously to defer all or a portion of such cash fees, as explained below. In accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director cash fees pursuant to the Stock Plan and/or the EDC. Director cash fees that are deferred pursuant to the Stock Plan will be credited as stock units to the director’s stock unit account in the plan. As elected by the director, director cash fees that are credited to the director’s stock unit account as stock units may be distributed as an equal number of shares in a lump sum or in one to 10 annual installments following termination of service as a Board member. Additional stock units are credited to the director’s stock unit account to reflect any dividends paid on our Class A common stock in a number equal to (x) the per-share cash dividend amount multiplied by the number of stock units in the director’s account divided by (y) the average of the high and low prices of a share of our Class A common stock on the dividend payment date.

Alternatively, a director may make an advance election to receive payment of all or any part of his or her director fees in the form of SARs having an equivalent grant date value. We grant director SARs with an exercise price equal to grant date fair market value (the average of the high and low quoted prices of the Company stock on the grant date) and a 10-year term. The SARs become vested and exercisable on the last business day immediately preceding the next annual meeting of stockholders or, if earlier, upon the director’s termination of service due to death or permanent disability.

The Company grants Deferred Share Awards to directors following the Company’s annual meeting of stockholders. A Deferred Share Award is a fully vested grant of stock that is distributed in a lump sum following the termination of service as a Board member, unless the director elects to have the award distributed on the one-year anniversary of the grant or one to 10 annual installments following termination of service as a Board member. Directors make their elections in the year prior to grant of the award. Deferred Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. We report the value of these benefits to the directors as taxable compensation and do not provide the directors any gross-up to cover such taxes.

The Board believes that stock ownership by non-employee directors is essential for aligning their interests with those of our stockholders. To emphasize this principle, Board stock ownership guidelines require that each non-employee director own Company stock or stock units valued at three times the director’s combined annual cash and stock retainers, or roughly nine times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

56	Marriott International, Inc.

Executive and Director Compensation

Director Compensation for Fiscal Year 2020

The following Director Compensation Table presents the compensation we paid in 2020 to our non-employee directors. As officers, J.W. Marriott, Jr. and Arne M. Sorenson were not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mary K. Bush (retired effective May 8, 2020)	0	0	—	—	0
Bruce W. Duncan (resigned effective July 22, 2020)	0	165,047	—	—	32,163
Deborah M. Harrison	0	165,047	—	—	165,047
Frederick A. Henderson	0	165,047	—	—	165,047
Eric Hippeau	0	165,047	—	10,000	175,047
Lawrence W. Kellner	0	165,047	—	—	165,047
Debra L. Lee	0	165,047	2,625	—	167,672
Aylwin B. Lewis	0	165,047	2,506	—	167,553
Margaret M. McCarthy	0	165,047	—	24,537	189,584
George Muñoz	0	165,047	6,771	—	171,818
Steven S Reinemund (retired effective May 8, 2020)	0	0	3,210	—	3,210
Susan C. Schwab	0	165,047	513	—	165,560

(1)

This column includes any fees that the directors elected to defer as stock units to their stock unit accounts in the Stock Plan, and fees that were deferred pursuant to the EDC, as set forth below. No director elected to receive their fees in the form of SARs. As noted above, due to the impact of the COVID-19 pandemic on our business, in March 2020, the Board determined that all director cash fees payable for services during the 2020 fiscal year be reduced to zero.

(2)

Each non-employee director was granted a Deferred Share Award on May 13, 2020, for 2,145 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the target value of the Deferred Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $76.95 per share. The amounts reported in the “Stock Awards” column reflect the grant date fair value of the award, determined in accordance with accounting guidance for share-based payments. Ms. Bush and Mr. Reinemund received no award due to retirement from the Board. Mr. Duncan received a full award that was later prorated to 418 shares based on his departure from the Board prior to the end of the Board year.

2021 Proxy Statement	57

Executive and Director Compensation

(3)

The following table indicates the number of outstanding SARs, RSUs, and Deferred Share Awards and other shares of deferred stock (collectively, “DS”) held by each director at the end of 2020. This table also includes MVW DS awards settled in shares of MVW stock, resulting from adjustments to the Company DS awards for the Company’s timeshare business spin-off in 2011. A portion of the DS awards held by Messrs. Duncan and Hippeau reflect Starwood awards, which, in connection with the Starwood combination in 2016, converted into awards settled in Marriott stock. This table does not reflect accrued dividend equivalents that are paid in cash upon settlement of the converted Starwood DS awards.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	DS	—	—	—	20,820
	MVW DS	—	—	—	1,175
Mr. Duncan	DS	—	—	—	11,586
Mrs. Harrison	DS	—	—	776	2,661
	RSU	—	—	—	2,238
	SARs	7,588	—	—	—
Mr. Henderson	DS	—	—	776	13,955
Mr. Hippeau	DS	—	—	776	38,189
Mr. Kellner	DS	—	—	776	24,168
	MVW DS	—	—	—	1,021
Ms. Lee	DS	—	—	776	33,803
	MVW DS	—	—	—	1,704
Mr. Lewis	DS	—	—	776	6,254
Ms. McCarthy	DS	—	—	776	2,661
Mr. Muñoz	SARs	21,375	—	—	—
	DS	—	—	776	45,474
	MVW DS	—	—	—	3,481
Mr. Reinemund	DS	—	—	—	3,022
	MVW DS	—	—	—	173
Ms. Schwab	DS	—	—	776	4,411

(4)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2020” above.

(5)

This column includes Company contributions to the EDC, which were zero for fiscal year 2020, and perquisites and personal benefits, including complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any director for the fiscal year.

58	Marriott International, Inc.

Executive and Director Compensation

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options/SARs, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	8,057,820	(1)	$38.26	17,969,072	(2)
Equity compensation plans not approved by stockholders(3)	557,674		—	10,885,822
Total	8,615,494			28,854,894

(1)

Includes 5,981,623 shares subject to outstanding PSU, RSU, deferred stock bonus, and Deferred Share Awards granted under the Stock Plan, which are not included in the calculation of the Weighted-Average Exercise Price column. Includes 339,782 shares issuable at target under outstanding PSUs.

(2)	Consists of 7,759,338 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)

Represents shares subject to outstanding restricted stock, RSU, and deferred stock awards and shares remaining available for future issuance under the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan.

The Company assumed the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan (the “Starwood LTIP”) in connection with the acquisition of Starwood. The Starwood LTIP authorizes the award of stock options, SARs, restricted stock, RSUs, PSUs and other equity-based or equity-related awards to employees and consultants, except that awards cannot be granted to any person who was an employee of the Company or its subsidiaries at the time of the acquisition. The Starwood LTIP is administered by the Human Resources and Compensation Committee of the Company’s Board, which may delegate to one or more executive officers or directors the authority to grant awards under the plan.

2021 Proxy Statement	59

Stock Ownership

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our current directors, our named executive officers, and our current directors and executive officers as a group, as of March 1, 2021 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in double counting of some shares. After eliminating the double-counting of shares beneficially owned, J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott together have an aggregate beneficial ownership of 12.20 percent of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott and each of the “Other 5% Beneficial Owners” shown below, except for The Vanguard Group and FMR, LLC, is 16.26 percent of outstanding shares after removing the double-counted shares. These individuals each disclaim beneficial ownership in excess of his or her pecuniary interest over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	36,726,150	(2)(3)(4)(5)	11.28%
Anthony G. Capuano	147,622	(8)	*
Deborah M. Harrison	29,172,735	(3)(4)(6)	8.96%
Frederick A. Henderson	16,371	(7)	*
Eric Hippeau	62,721	(7)	*
Lawrence W. Kellner	26,943	(7)	*
Debra L. Lee	35,219	(7)	*
Aylwin B. Lewis	16,097	(7)	*
David S. Marriott	30,087,504	(3)(4)(14)	9.24%
Margaret M. McCarthy	5,437	(7)	*
George Muñoz	62,007	(7)(8)	*
Horacio D. Rozanski	0	*
Susan C. Schwab	10,783	(7)	*
Other Named Executive Officers:
Stephanie C. Linnartz	59,814	(8)	*
David J. Grissen	173,188	(8)	*
Kathleen K. Oberg	68,878	(8)	*
All Current Directors and Executive Officers as a Group: (20 persons)	40,431,194	(9)	12.41%
Other 5% Beneficial Owners:
Richard E. Marriott	21,562,663	(2)(11)	6.62%
John W. Marriott III	25,459,327	(4)(10)	7.82%
Juliana B. Marriott	24,845,133	(4)(12)	7.63%
Jennifer R. Jackson	24,235,596	(4)(13)	7.44%
Michelle E. Marriott	24,247,929	(4)(15)	7.44%
Juliana B. Marriott Marital Trust	24,665,113	(4)(16)	7.57%
JWM Family Enterprises, Inc.	24,227,118	(4)	7.44%
JWM Family Enterprises, L.P.	24,227,118	(4)	7.44%

The Vanguard Group	21,050,238	(17)	6.46%
100 Vanguard Blvd. Malvern, PA 19355

FMR LLC	16,806,124	(18)	5.16%
245 Summer Street Boston, MA 02210

*	Less than 1 percent.

60	Marriott International, Inc.

Stock Ownership

(1)

Based on the number of shares outstanding, 325,557,983 on March 1, 2021, plus the number of shares acquirable by the specified person(s) within 60 days of March 1, 2021, as described below. The underlying share amounts for SARs are all based on the $148.47 closing price of Marriott’s Class A Common Stock on March 1, 2021.

(2)

Includes the following 9,567,012 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 2,727,534 shares held by trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees; and (c) 3,315,741 shares held by a limited liability company for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-managers.

(3)

Includes 240,000 shares owned by six trusts for the benefit of the grandchildren and more remote descendants of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees and that J.W. Marriott, Jr., his daughter Deborah M. Harrison, and his son David S. Marriott report as beneficially owned.

(4)

Includes the following 24,227,118 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his daughter-in-law Juliana B. Marriott, his granddaughters Michelle E. Marriott and Jennifer R. Jackson, the Juliana B. Marriott Marital Trust, JWM Family Enterprises, Inc., and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P.; (b) 3,840,000 shares owned by Anchorage Partners, L.P.; (c) 360,000 shares owned by Dauntless Limited Holdings, LLC; (d) 360,000 shares owned by Terrapin Limited Holdings, LLC; (e) 340,000 shares owned by Short North Limited Holdings LLC; (f) 3,000,000 shares owned by Penny Lane Limited Holdings, LLC; and (g) 7,127,119 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott, and two of his granddaughters, Michelle E. Marriott and Jennifer R. Jackson, are directors, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is (i) the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and (ii) the sole member of Terrapin Limited Holdings, LLC, Short North Limited Holdings LLC, and Penny Lane Limited Holdings, LLC. Anchorage Partners, L.P., is the sole member of Dauntless Limited Holdings, LLC. The address for the corporation, the three limited partnerships and the four limited liability companies is 540 Gaither Road, Suite 100, Rockville, Maryland 20850.

(5)

Includes the following 2,692,020 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 214,788 shares held in a 401(k) account for the benefit of J.W. Marriott, Jr.; (b) 437,970 shares held in a revocable trust for the benefit of J.W. Marriott, Jr., for which he is the sole trustee; (c) 285,758 shares held in a revocable trust for the benefit of J.W. Marriott, Jr.’s spouse, for which his spouse is the sole trustee (Mr. Marriott disclaims beneficial ownership of such shares); (d) 1,708,742 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, for which his spouse serves as a co-trustee; and (e) 44,762 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees.

(6)

Includes the following 4,698,818 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 72,489 shares directly held and 130,000 shares held in a grantor trust of which Deborah M. Harrison is the sole trustee; (b) 30,382 shares owned by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (c) 9,350 shares held in thirteen trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison’s spouse serves as trustee; (d) 168,003 shares held in three trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison serves as trustee; (e) 209,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison serves as trustee; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees; (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as trustees; (h) 34,920 shares held in a limited liability company of which Deborah M. Harrison is a manager; (i) 90,561 shares held in a limited liability company of which Deborah M. Harrison’s spouse is a manager; (j) 3,362 shares subject to PSUs, SARs and RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after March 1, 2021; (k) 3,437 shares subject to non-employee director deferred share awards, that were beneficially owned as of March 1, 2021; and (l) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees (referred to in footnote (2)(b)).

(7)

Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of March 1, 2021, as follows: Mr. Henderson: 14,731 shares; Mr. Hippeau: 38,964 shares; Mr. Kellner: 24,943 shares; Ms. Lee: 34,579 shares; Mr. Lewis: 7,029 shares; Ms. McCarthy: 3,437 shares; Mr. Muñoz: 46,250 shares; and Ms. Schwab: 5,187 shares.

(8)

Includes shares subject to Options, PSUs, SARs and RSUs currently exercisable or exercisable within 60 days after March 1, 2021, as follows: Mr. Capuano: 51,957 shares; Mr. Grissen: 81,253 shares; Ms. Linnartz: 1,408 shares; Mr. Muñoz: 13,642 shares; and Ms. Oberg: 31,600 shares.

(9)

The 3,523,737 shares referred to in footnote (2)(b), the 240,000 shares referred to in footnote (3), and the 24,227,118 shares referred to in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All current directors and executive officers as a group held 165,945 PSUs, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after March 1, 2021. All current directors and executive officers as a group, other than J.W. Marriott, Jr. Deborah M. Harrison, and David S. Marriott beneficially owned an aggregate of 677,515 shares (including 162,583 PSUs, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after March 1, 2021), or 0.21 percent of our Class A common stock outstanding (plus 165,667 shares acquirable by the current directors and executive officers within 60 days) as of March 1, 2021.

(10)

Includes the following 1,225,991 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4): (a) 425,996 shares directly held; (b) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referred to in footnote (6)(f)); (c) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (d) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referred to in footnote (6)(g)); (e) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referred to in footnote (3)); (f) 48,590 shares owned by

2021 Proxy Statement	61

Stock Ownership

the JWM III Family Foundation, a charitable foundation for which John W. Marriott III serves as sole director; and (g) 6,239 shares held in a 401(k) account for the benefit of John W. Marriott III.
(11)

Includes the following 11,995,651 shares that Richard E. Marriott reports as beneficially owned, in addition to the 9,567,012 shares referred to in footnote (2): (a) 2,086,916 shares directly held and 4,411,958 shares held in grantor trusts of which Richard E. Marriott is the sole trustee; (b) 287,222 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,067,917 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 2,251,519 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting stockholder; (e) 1,086,814 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee; (f) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee; (g) 171,450 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers; and (h) 623,423 shares held by trusts for which Richard E. Marriott serves as trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(12)

Includes the following 618,015 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 18,000 shares directly held; (b) 11,732 shares owned by one trust for the benefit of Stephen Blake Marriott, for which David S. Marriott and Juliana B. Marriott serves as co-trustees; (c) 53,622 shares owned by one trust for the benefit of Stephen Blake Marriott, for which David S. Marriott and Juliana B. Marriott serve as co-trustees; (d) 96,666 shares owned by one trust for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees; and (e) 437,995 shares owned by a trust for the benefit of Juliana B. Marriott (the “Juliana B. Marriott Marital Trust”), for which David S. Marriott and Juliana B. Marriott are co-trustees.

(13)

Includes 8,478 shares held in four trusts for the benefit of Jennifer R. Jackson’s nieces and nephews, for which her spouse serves as trustee, that Ms. Jackson reports as beneficially owned in addition to the shares referred to in footnote (4).

(14)

Includes the following 5,620,386 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 646,924 shares directly held and 39,216 shares held in a grantor trust of which David S. Marriott is the sole trustee; (b) 15,418 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 77,832 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott serves as trustee; (d) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which David S. Marriott serves as trustee; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees (referred to in footnote 10(c)); (f) 221,678 shares owned by three trusts for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott serves as trustee (and Juliana B. Marriott serves as co-trustee for one trust, referred to in footnote (12)(d)); (g) 65,354 shares owned by two trusts for the benefit of Stephen Blake Marriott, for which Juliana B. Marriott and David S. Marriott as co-trustee (referred to in footnotes (12)(b) and (c) ); (h) 437,995 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees (referred to in footnote (12)(e)); (i) 123,667 shares owned by four trusts for the benefit of Stephen G. Marriott’s children, for which David S. Marriott serves as trustee; (j) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referred to in footnote (6)(g)); and (k) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which David S. Marriott serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah M. Harrison (referred to in footnote (2)(b)).

(15)	Includes 20,811 shares that Michelle E. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4).
(16)	Includes 437,995 shares that the Juliana B. Marriott Marital Trust reports as beneficially owned in addition to the shares referred to in footnote (4).
(17)

Based on a review of a Schedule 13G/A report filed with the SEC on February 10, 2021, The Vanguard Group beneficially owned 21,050,238 shares as of December 31, 2020, with sole voting power as to 0 shares, shared voting power as to 425,837 shares, sole dispositive power as to 19,901,089 shares, and shared dispositive power as to 1,149,149 shares.

(18)

Based on a review of a Schedule 13G report filed with the SEC on February 8, 2021, FMR, LLC beneficially owned 16,806,124 shares as of December 31, 2020, with sole voting power as to 3,629,052 shares, shared voting power as to 0 shares, sole dispositive power as to 16,806,124 shares, and shared dispositive power as to 0 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements for fiscal year 2020, except for one late filing by Deborah M. Harrison to report the transfer of 2,930 shares to various trusts for which she and/or her spouse serve as trustees and one late filing by J.W. Marriott, Jr. to report the distribution of 85,109 shares to a member of a family-owned limited liability company for which he serves as a manager. The untimely reports were the result of administrative errors.

62	Marriott International, Inc.

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership that is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including Deborah M. Harrison (daughter of J.W. Marriott, Jr.), a member of the Company’s Board; David S. Marriott (son of J.W. Marriott, Jr.), a member of the Company’s Board; and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds (or held in 2020) varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Fairfax City, Virginia	Residence Inn	2017
Tampa, Florida	AC Hotel	2018
Charlotte, North Carolina	AC Hotel	2019

We operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2021. In 2020, we received management fees of approximately $3.3 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $21,065, from our operation of and provision of services for these hotels. We have no financial involvement in Family Enterprises or in the hotels listed above beyond the arrangements described in this paragraph.

Members of the Marriott family hold varying interests in certain other properties for which we received management, franchise, and other fees in 2020 or expect to receive such fees in 2021.Christopher Harrison (grandson of J.W. Marriott, Jr. and son of Mrs. Harrison, and a former associate of the Company) and Craig Ballard (son-in-law of Mrs. Harrison) hold an aggregate two-thirds interest in Dauntless Capital Partners, LLC (“Dauntless”), a private investment firm that manages long-term investments in hospitality real estate. In 2020, a limited partnership affiliated with Dauntless, and in which Dauntless and a number of additional Marriott family members hold interests, acquired (or reached an agreement to acquire): (i) indirect, minority interests in two select service hotels, both of which we operate pursuant to management agreements with the hotel owner, and (ii) a franchise hotel that will be converted to the Moxy brand. We expect such arrangements to continue in 2021, and it is possible Dauntless or entities affiliated with it will acquire interests in additional hotels operated or franchised by us. Between the times when the interests in the hotels in this paragraph were acquired and December 31, 2020, we received approximately $90,000 of management, franchise and other fees related to such properties, plus reimbursement of certain expenses. Messrs. Harrison and Ballard also hold an aggregate two-thirds interest in Twin Bridges Hospitality LLC (“Twin Bridges”), which has advised us that it acts (or expects to act) as asset manager for three Marriott-branded hotels under agreements with the hotel owners, including the two hotels described in clause (i) of this paragraph. We are not a party to those asset management agreements. Other than the management or franchise arrangements described in this paragraph, and the provision of procurement and/or renovation services to hotels covered by those arrangements, we have no financial involvement in the hotels or investment entities described above.

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Transactions with Related Persons

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of our reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board, Mrs. Harrison’s membership on the Board and role as Global Cultural Ambassador Emeritus, and David S. Marriott’s membership on the Board and role as President, U.S. Full Service Managed by Marriott (from which role, as described above, he expects to step down prior to the Annual Meeting), the Company employs (or employed in 2020) a number of members of the Marriott family, including J.W. Marriott, Jr.’s son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison; his granddaughter, Nicole Avery; and his grandsons (and Mrs. Harrison’s sons) Christopher Harrison (through May 15, 2020) and Matthew Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice for similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions.

Employed family members with total compensation for 2020 in excess of $120,000, which includes, to the extent applicable, base salary, bonus, the value of stock-based awards, and all other compensation, are shown in the table below. In his role as Executive Chairman and in light of his significant ownership of our stock, J.W. Marriott, Jr. is not eligible for annual cash incentives or stock-based awards.

Director / Executive Officer	Family Members	Family Member Position	Total Compensation for 2020 ($)
J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott*	J.W. Marriott, Jr.	Executive Chairman and Chairman of the Board	932,832
	David S. Marriott*	President, U.S. Full Service Managed by Marriott	1,052,887
	Ronald T. Harrison	Global Design Officer	875,536

*

This table reflects David S. Marriott’s 2020 compensation for service as the Company’s President, U.S. Full Service Managed by Marriott. As described above, he joined the Board in March 2021 and expects to step down as an employee of the Company prior to the Annual Meeting. In connection with his transition to serving on the Board, the Human Resources and Compensation Committee provided that continued vesting of equity awards granted while he was an employee will be conditioned on his continued service as a director, which under SEC rules will be reportable as 2021 compensation based on an accounting valuation of $186,720.

The Company provides J.W. Marriott, Jr. various non-business-related services and permits him to use the Company’s aircraft for personal travel when not already committed for Company use. J.W. Marriott, Jr. reimbursed the Company for the cost of non-business-related services provided by Company associates in the amount of $383,660 for 2020. J.W. Marriott, Jr. and the Company entered into a non-exclusive aircraft timesharing agreement, dated September 20, 2018, which permits him to compensate the Company for some of his personal use of the Company’s corporate-owned aircraft. For flights under the timesharing agreement, J.W. Marriott, Jr. compensates the Company for his personal use of the aircraft based on a cost reimbursement methodology compliant with Federal Aviation Administration regulations. Since January 1, 2020, these reimbursements were less than $120,000.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms no less favorable to the Company than those of similar contemporaneous transactions, arrangements or relationships with unrelated third parties and the materiality of the related person’s

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Transactions with Related Persons

interest in the transaction, arrangement or relationship. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s CEO and members of the Company’s senior management, approve all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Audit Committee and the Corporate Growth Committee have considered and deemed approved certain limited categories of transactions with related persons. Information on such transactions is provided to the appropriate committee at regularly scheduled meetings. Transactions that have been deemed approved under the policy are limited to:

•

provision of certain services in connection with lodging transactions with specified maximum dollar thresholds and where the Company’s Global Design Division has determined that the terms are no less favorable to the Company than those of similar agreements with unrelated third party owners;

•

changes to certain lodging transactions, subject to specified maximum percentage of the value thresholds, that are consistent with general terms and conditions of transactions that the Audit Committee has previously approved;

•

ordinary course residence and similar sales or leases under any general program of sale or lease to third parties, if the price or rental paid is no lower than the lowest price or rental offered to third parties or to Marriott associates under Company-wide associate discount programs with respect to such property;

•

employment and compensation relationships that are subject to Human Resources and Compensation Committee or other specified internal management approvals or which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions in which the related persons’ interest or involvement is limited and, with respect to directors who otherwise are independent, is consistent with the independence criteria under both the Company’s Governance Principles and the Nasdaq corporate governance listing standards;

•

transactions where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis; and

•

non-lodging transactions involving less than $500,000 that are approved by a standing subcommittee of the Corporate Growth Committee or, if the transactions pose a conflict of interest for all members of the subcommittee, the CEO.

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Questions and Answers about the Meeting

QUESTIONS AND ANSWERS ABOUT THE MEETING

2021 Proxy Materials

Why am I receiving these proxy materials?

You received printed versions of these materials because you owned shares of the Company’s Class A common stock on March 12, 2021, the record date, and that entitles you to notice of, and to attend and vote at, the Annual Meeting. At our Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting (the “Notice”). These actions include the election of each of the 13 director nominees; ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”); an advisory vote to approve executive compensation; proposed amendments to the Company’s Restated Certificate of Incorporation and Bylaws; a vote on a stockholder proposal (if properly presented); and any other matters that may properly be presented at the meeting. In addition, our management will report on the Company’s performance during fiscal year 2020 and respond to questions from stockholders.

What vote does the Board recommend for each item?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the 13 director nominees (see Item 1 on page 7);

•	FOR the ratification of the appointment of Ernst & Young LLP, the independent auditor for fiscal year 2021 (see Item 2 on page 7);

•	FOR the advisory vote to approve executive compensation (see Item 3 on page 8); and

•	FOR the proposed amendments to the Company’s Restated Certificate of Incorporation and Bylaws to remove supermajority voting standards, including by removing (see Item 4 on page 8):

•	The supermajority voting standard for removal of directors;

•	The supermajority voting standards for future amendments to the Certificate of Incorporation;

•	The requirement for a supermajority stockholder vote for future amendments to certain Bylaw provisions;

•	The requirement for a supermajority stockholder vote for certain transactions; and

•	The supermajority voting standard for certain business combinations.

Participating in the Annual Meeting

What is a virtual meeting?

This year’s Annual Meeting will be conducted virtually through a live audio webcast and online stockholder tools accessible via the Internet. There will be no physical meeting location. We have adopted this format to facilitate stockholder attendance and to enable stockholders to participate fully, and equally, regardless of size, resources, or physical location. We believe this format will also reduce the costs to the Company and stockholders of planning, holding, and attending the Annual Meeting, while still allowing for the same participation opportunities as were available at an in-person meeting. These proxy materials include instructions on how to access and participate in the virtual Annual Meeting and how you may vote your shares of Company stock before or during the Annual Meeting.

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Questions and Answers about the Meeting

Who can participate?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may participate in the Annual Meeting. To join the Annual Meeting, log in at www.virtualshareholdermeeting.com/MAR2021. Stockholders will need their unique control number, which appears on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Stockholders whose shares are held beneficially through a brokerage firm, bank, trust or other similar organization (that is, in “street name”) also may participate in the Annual Meeting. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. The Annual Meeting will begin promptly at 11:00 a.m. Eastern Time on May 7, 2021. You may begin to log into the meeting platform approximately thirty minutes before the start.

Who should stockholders contact if they have technical issues accessing the virtual Annual Meeting?

Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

How can stockholders ask questions during the virtual meeting?

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend, time permitting, to answer all written questions pertinent to the Company and the meeting matters that are submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct, which will be posted on the Annual Meeting website. Stockholders may submit questions prior to the day of the meeting at www.proxyvote.com after logging in with their unique control number found on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Questions may be submitted the day of or during the Annual Meeting through www.virtualshareholdermeeting.com/MAR2021. Answers to any such questions that are not addressed during the meeting will be published on the Marriott Investor Relations website shortly after the meeting. Questions and answers may be grouped by topic and substantially similar questions will be grouped and answered once. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate.

Voting Procedures

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 12, 2021, are entitled to receive notice of and to attend and vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

How do I vote?

Whether you are a stockholder of record or a beneficial owner whose shares are held in street name, you can vote in any one of four ways:

•

Via the Internet in advance of the Annual Meeting. You may vote by submitting your proxy by visiting the website at www.proxyvote.com and entering the control number found on your proxy card (printed in the box marked by the arrow) next to the label for postal mail recipients or within the body of the email sending the proxy statement.

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Questions and Answers about the Meeting

•	By Telephone. You may vote by submitting your proxy by calling the toll-free number found on the proxy card or in the voting instruction form.

•

By Mail. You may vote by submitting your proxy by mail by filling out the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you are a beneficial owner) and sending it back in the postage-paid envelope provided.

•

Online During the Annual Meeting. If you are a stockholder of record and you plan to join the Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote at www.virtualshareholdermeeting.com/MAR2021 during the Annual Meeting. Have your unique control number available when you access the Annual Meeting website.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Thursday, May 6, 2021. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. If you do not provide voting instructions to your broker or other nominee in advance of the Annual Meeting, your broker will have discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the Annual Meeting that is considered routine. Thus, if you do not provide voting instructions to your broker or other nominee in advance of the Annual Meeting, your shares will not be voted on Items 1, 3, 4, 5 and any other matters that may properly be voted on at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

How do I vote my 401(k) shares?

If you participate in the Marriott Retirement Savings Plan or the Marriott International, Inc. Puerto Rico Retirement Plan (the “Retirement Plans”), you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the Retirement Plans by completing and returning the proxy card accompanying this proxy statement. The trustee will vote the number of shares equal to the share equivalents credited to your account in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, on Tuesday, May 4, 2021. If you do not send instructions by this deadline or if you do not vote by proxy, or if you return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Investor Services Program for Marriott International, Inc. Stockholders administered by Computershare Investor Services; and (ii) if you are a participant in one of the Retirement Plans, any shares that may be held for your account by The Northern Trust Company as the plan’s custodian. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated above with respect to shares held in the Retirement Plans, if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the 13 director nominees; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021; FOR the advisory vote to approve executive compensation; and FOR the proposed amendments to the Company’s Restated Certificate of Incorporation and Bylaws to remove supermajority voting standards.

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Questions and Answers about the Meeting

What constitutes a quorum?

The presence at the Annual Meeting, by participating in the virtual Annual Meeting or by proxy, of the holders of a majority of the shares of Class A common stock of the Company issued and outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the March 12, 2021 record date, 325,570,324 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors.

For (i) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021, and (ii) the advisory vote to approve executive compensation, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required for approval. Instructions to “ABSTAIN” with respect to these items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. As described above, brokers will have discretion to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021, but broker non-votes, if any, will not have any effect on the outcome of votes for the other items.

For approval of each of the amendments to the Company’s Certificate and Bylaws to remove supermajority voting standards, the affirmative vote of 66 2/3% of the shares of Class A common stock outstanding and entitled to vote will be required for approval. Instructions to “ABSTAIN” with respect to any of these amendments will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these amendments. Broker non-votes will also count as a vote “AGAINST” these amendments.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

(3)	Voting by submitting your proxy by telephone or the Internet until 11:59 p.m. Eastern Time on May 6, 2021; or

(4)	Attending the Annual Meeting and voting online as indicated above under “How do I vote?”

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions in advance of the Annual Meeting. Alternatively, you may attend the Annual Meeting and vote online, as indicated above under “How do I vote?”.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our independent vote tabulation agency, will count the votes and act as the inspector of election.

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Questions and Answers about the Meeting

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by submitting your proxy by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Investor Services, at 1-800-311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Anthony G. Capuano (with full power of substitution) to vote on such matters at their discretion.

Other Matters

When are stockholder proposals and nominations for the 2022 annual meeting of stockholders due?

Rule 14a-8 Proposals. To be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received at our principal executive office no later than the close of business on December 6, 2021. Proposals must comply with Rule 14a-8 and must be submitted in writing to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

Advance Notice Proposals and Nominations. In addition, our Bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, at the 2022 annual meeting of stockholders, notice of such proposal must be delivered in writing to the Company’s Secretary at the above address no earlier than the close of business on January 7, 2022 and no later than the close of business on February 6, 2022. However, if the 2022 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company. If a stockholder desires to nominate a director at the 2022 annual meeting of stockholders, our Bylaws require that notice of such nomination be delivered in writing to the Company’s Secretary at the above address no later than February 6, 2022. However, in the event that the 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with our Bylaws. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws.

Proxy Access Nominations. If a stockholder or group of stockholders who meet the requirements set forth in our Bylaws wish(es) to nominate one or more director candidates to be included in the Company’s proxy statement for the 2022 annual meeting through the Company’s proxy access provision, the Company must receive proper written notice of the nomination no later than the close of business on the 120th day nor earlier than the 150th day before the first anniversary date of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders (i.e., between the close of business on November 6, 2021 and the close of business on December 6, 2021 for the 2022 annual meeting), and the nomination must otherwise comply with our Bylaws. However, in the event that the 2022 annual meeting of stockholders is more than 30 days before or after the anniversary of the prior year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company.

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Questions and Answers about the Meeting

If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies we solicit allow the named proxyholders, if a vote is taken, to vote on such proposals as they deem appropriate. You can find a copy of our Bylaws in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters,” or you may obtain a copy by submitting a request to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

How much did this proxy solicitation cost, and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $18,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular associates who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies. If any stockholders need assistance voting their shares, please contact MacKenzie Partners, Inc. at 800-322-2885 (Toll Free), 212-929-5500 (Call Collect) or via email at proxy@mackenziepartners.com.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials, and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Investor Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving stockholder communications in print form.

Note that web links included in this proxy statement are provided for convenience only. The content on the referenced websites are not incorporated herein and do not constitute a part of this proxy statement.

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Householding

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us, as well as reducing the environmental impact of printing and shipping these materials. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-5750. You may also obtain a copy of the proxy statement and annual report from the Company’s website (Marriott.com/Investor) by clicking on “SEC Filings.” Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 7, 2021: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Any stockholder who would like a copy of our 2020 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the Investor Relations portion of our website (Marriott.com/Investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Andrew P.C. Wright
Secretary

72	Marriott International, Inc.

Exhibit A

Exhibit A

Certificate and Bylaw Amendments Submitted for Stockholder Approval

Set forth below is the text of the provisions of our Certificate and Bylaws proposed to be amended by each of Items 4(a), 4(b), 4(c), 4(d) and 4(e). Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-throughs.

Item 4(a): Amendments to Remove the Supermajority Voting Standard for the Removal of Directors

Proposed Amendment to the Fourth Paragraph of Article EIGHTH of the Certificate

Subject to the rights of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause ~~but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class~~.

Proposed Amendment to Section 3.2 of Article III of the Bylaws

Section 3.2 Except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of shareholders, with such director to hold office until his or her successor is elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause ~~and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~.

Item 4(b): Amendments to Remove the Supermajority Voting Standards for Future Amendments to the Certificate Approved By Our Stockholders

Proposed Amendment to the Fourth Paragraph of Article EIGHTH of the Certificate

Subject to the rights of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause . . . . ~~The affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this fourth paragraph of Article EIGHTH.~~

Proposed Amendment to Article THIRTEENTH of the Certificate

THIRTEENTH. Notwithstanding the provisions of Article TWELFTH, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors. ~~Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article THIRTEENTH.~~

2021 Proxy Statement	A-1

                         Exhibit A

Proposed Amendment to Article FOURTEENTH of the Certificate

FOURTEENTH. The board of directors shall have power to make, alter, amend and repeal the Bylaws of the corporation . . . . ~~Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article FOURTEENTH.~~

Proposed Amendment to Article FIFTEENTH of the Certificate

FIFTEENTH. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly hereinafter provided in this Article: (i) any merger or consolidation . . . . shall require the affirmative vote of the holders . . . . ~~Notwithstanding any other provisions of this Restated Certificate of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of at least 66 2/3% or more of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with or repeal this Article FIFTEENTH.~~

Item 4(c): Amendments to Remove the Requirement for a Supermajority Stockholder Vote for Future Amendments to Certain Bylaw Provisions

Proposed Amendment to Article FOURTEENTH of the Certificate

FOURTEENTH. The board of directors shall have power to make, alter, amend and repeal the Bylaws of the corporation (except insofar as the Bylaws of the corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. ~~Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Sections 3.1, 3.2 and 3.13 of Article III and Articles VIII and IX of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.~~

Proposed Amendment to Section 8.1 of Article VIII of the Bylaws

Section 8.1 Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by a majority vote of the shares represented and entitled to vote at such meeting; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, the board of directors may by majority vote of those present at any meeting at which a quorum is present amend these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation~~, except that the final sentence of Section 3.2 and Section 3.13 of Article III and Articles VIII and IX of the Bylaws may be amended only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~.

Item 4(d): Amendment to Remove the Requirement for a Supermajority Stockholder Vote for Certain Transactions

Proposed Amendment to Article TWELFTH of the Certificate

TWELFTH. ~~The affirmative vote of the holders of shares representing not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation shall be required for the approval of any proposal for the corporation to reorganize, merge, or consolidate with any other corporation, or sell, lease, or exchange substantially all of its assets or business. The amendment, alteration or repeal of this Article TWELFTH, or any portion hereof, shall require the approval of the holders of shares representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation~~THIS SECTION INTENTIONALLY LEFT BLANK.

A-2	Marriott International, Inc.

Exhibit A

Item 4(e): Amendment to Remove the Supermajority Voting Standard for Certain Business Combinations

Proposed Amendment to Article FIFTEENTH of the Certificate

FIFTEENTH. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly hereinafter provided in this Article:

(i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not such other corporation is an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of Fifteen Million Dollars or more, or

(iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder, or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of Fifteen Million Dollars or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or any Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by an Interested Stockholder or any Affiliate of any Interested Stockholder:

shall require the affirmative vote of the holders of at least ~~66 2/3%~~a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article FIFTEENTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Restated Certificate of Incorporation). Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise

2021 Proxy Statement	A-3

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 1b. Anthony G. Capuano 1c. Deborah M. Harrison 1d. Frederick A. Henderson 1i. David S. Marriott 1h. Aylwin B. Lewis 1g. Debra L. Lee 1f. Lawrence W. Kellner 1j. Margaret M. McCarthy 1k. George Muñoz 1l. Horacio D. Rozanski 1m. Susan C. Schwab 1e. Eric Hippeau 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION 4. AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE SUPERMAJORITY VOTING STANDARDS: NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The Board of Directors recommends you vote FOR each of the following director nominees: The Board of Directors recommends you vote FOR the following proposals: Company Proposals 1a. J.W. Marriott, Jr. 4a. AMENDMENTS TO REMOVE THE SUPERMAJORITY VOTING STANDARD FOR REMOVAL OF DIRECTORS 4b. AMENDMENTS TO REMOVE THE SUPERMAJORITY VOTING STANDARDS FOR FUTURE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION APPROVED BY OUR STOCKHOLDERS 4c. AMENDMENTS TO REMOVE THE REQUIREMENT FOR A SUPERMAJORITY STOCKHOLDER VOTE FOR FUTURE AMENDMENTS TO CERTAIN BYLAW PROVISIONS 4d. AMENDMENT TO REMOVE THE REQUIREMENT FOR A SUPERMAJORITY STOCKHOLDER VOTE FOR CERTAIN TRANSACTIONS 4e. AMENDMENT TO REMOVE THE SUPERMAJORITY VOTING STANDARD FOR CERTAIN BUSINESS COMBINATIONS 1. ELECTION OF 13 DIRECTORS MARRIOTT INTERNATIONAL, INC. For Against Abstain D41966-P52364 MARRIOTT INTERNATIONAL, INC. ATTN: KELLY BLACKWELL 10400 FERNWOOD RD. BETHESDA, MD 20817 LAW DEPT/CORP SEC’S OFFICE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2021 for shares held in a Retirement Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MAR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2021 for shares held in a Retirement Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain !

D41967-P52364 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time on Thursday, May 6, 2021, the day before the meeting. If you hold shares through a Retirement Plan, Internet and telephone voting are available through 11:59 PM Eastern Time on Tuesday, May 4, 2021. Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARRIOTT INTERNATIONAL, INC. T HIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN ITEM 1, AND “FOR” ITEMS 2, 3 AND 4(a)-(e), AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED. The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2020. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Anthony G. Capuano, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2021 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. If the undersigned has voting rights with respect to shares of Company Class A common stock under the Marriott Retirement Savings Plan or the Marriott International, Inc. Puerto Rico Retirement Plan, the undersigned hereby direct(s) the trustee of the plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 4, 2021, in the same proportion that it votes the shares for which it received timely instructions from other participants in the plan. PROXY PROXY (Continued and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE